Exhibit 10.2
Execution Version
THIS MASTER REPURCHASE AND SECURITIES CONTRACT, dated as of March 31, 2010 (this “Agreement”), is made by and between STARWOOD PROPERTY MORTGAGE SUB-1, L.L.C., a Delaware limited liability company (as more specifically defined below, “Seller”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (as more specifically defined below, “Buyer”). Seller and Buyer (each a “Party”) hereby agree as follows:
ARTICLE 1
APPLICABILITY
Section 1.01 Applicability. Subject to the terms and conditions of the Repurchase Documents, on the Closing Date and at the request of Seller, the Parties may enter into transactions in which Seller agrees to sell, transfer and assign to Buyer certain Assets and all related rights in and interests related to such Assets on a servicing released basis, against the transfer of funds by Buyer representing the Purchase Price for such Assets, with a simultaneous agreement by Buyer to transfer to Seller and Seller to repurchase such Assets in a repurchase transaction at a date not later than the Maturity Date, against the transfer of funds by Seller representing the Repurchase Price for such Assets.
ARTICLE 2
DEFINITIONS AND INTERPRETATION
“40 Act”: The Investment Company Act of 1940, as amended, restated or modified from time to time
“Accelerated Repurchase Date”: Defined in Section 10.02.
“Account Control Agreement”: A bank account control agreement in favor of Buyer with respect to any bank account related to a Purchased Asset, substantially in the form attached as Exhibit G hereto.
“Actual Knowledge”: With respect to any Person, the actual knowledge of such Person without further inquiry or investigation; provided, that for the avoidance of doubt, with respect to Seller, Guarantor, Manager, the Intermediate Starwood Entities and Sub-Servicer, such actual knowledge shall include the knowledge of all such Persons collectively and each of their respective employees, officers, directors and agents (and with respect to agents, solely to those agents who worked on the acquisition of the Assets or this Transaction) of any of them.
“Additional Advance”: Defined in Section 3.03.
“Affiliate”: With respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Alternative Rate”: A per annum rate based on an index approximating the behavior of LIBOR, as determined by Buyer in its discretion.
“Anti–Terrorism Laws”: Any Requirements of Law relating to money laundering or terrorism, including Executive Order 13224 signed into law on September 23, 2001, the regulations promulgated by the Office of Foreign Assets Control of the Treasury Department, and the Patriot Act.
“Applicable Percentage”: For each Purchased Asset as of any date, the applicable percentage determined by Buyer for such Purchased Asset on the Closing Date and set forth in the Confirmation for such Purchased Asset, up to the Maximum Applicable Percentage.
“Asset”: Any Whole Loan or, in the case of the B Note Assets, a Junior Interest, the Underlying Mortgaged Property for which is included in the categories for Types of Mortgaged Property.
“B Note Assets”: Shall mean the Purchased Assets set forth on Exhibit H attached hereto.
“Bankruptcy Code”: Title 11 of the United States Code.
“Blank Assignment Documents”: Defined in Section 6.02(j).
“Book Value”: For any Purchased Asset as of any date, an amount, as certified by Seller in the related Transaction Request and Confirmation, equal to the lesser of (a) the outstanding principal amount or par value thereof as of such date, and (b) the price that Seller initially paid or advanced in respect thereof, minus principal payments received by Seller, and as further reduced by losses realized and writedowns taken by Seller.
“Business Day”: Any day other than a Saturday or a Sunday (a) on which banks in the States of New York, California or North Carolina are not authorized or obligated by law or executive order to be closed, or (b) if the term “Business Day” is used in connection with the determination of LIBOR, dealings in Dollar deposits are carried on in the London interbank market.
“Buyer”: Wells Fargo Bank, National Association, in its capacity as Buyer under this Agreement and the other Repurchase Documents.
“Buyer’s Margin Percentage”: For any Purchased Asset as of any date, the percentage equivalent of the quotient obtained by dividing one (1) by the Applicable Percentage for such Purchased Asset as of such date.
“Capital Lease Obligations”: With respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.
“Carlson, Bank One and Constellation Purchased Assets”: Each of the Purchased Assets described on Exhibit I attached hereto.
“Change of Control”: The occurrence of any of the following events: (a) prior to an internalization of management by Guarantor, if Manager is no longer the manager of Guarantor; (b) after such time as Guarantor is internally managed, any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of directors, of 20% or more; (c) change in Control of Manager and/or Starwood Capital Group Global, L.P. from the Person or Persons who are directly or indirectly Controlling such entities on the date hereof; or (d) each of either Guarantor or the Intermediate Starwood Entities shall cease to own and control, of record and beneficially, directly or indirectly 100% of the outstanding Capital Stock of Seller. Notwithstanding the foregoing, Buyer shall not be deemed to approve or to have approved any internalization of management by Guarantor as a result of this definition or any other provision herein, other than to the extent actually approved pursuant to Section 8.14 or Section 10.01(g).
“Class”: With respect to an Asset, such Asset’s classification as one of the following: Whole Loan or Junior Interest.
“Closing Certificate”: A true and correct certificate in the form of Exhibit D, executed by a Responsible Officer of Seller.
“Closing Date”: March 31, 2010.
“Code”: The Internal Revenue Code of 1986, as amended.
“Collection Account”: A segregated interest-bearing account established at Collection Account Bank, in the name of Seller, pledged to Buyer and subject to a Controlled Account Agreement.
“Collection Account Bank”: Wells Fargo Bank, National Association, or any other bank requested by Seller and approved by Buyer in its discretion.
“Commitment Fee”: An amount equal to twenty-five basis points (0.25%) multiplied by the Maximum Amount.
“Compliance Certificate”: A true and correct certificate in the form of Exhibit E, executed by a Responsible Officer of Seller.

“Confirmation”: A purchase confirmation in the form of Exhibit B, duly completed, executed and delivered by Seller and Buyer in accordance with Section 3.01.
“Contingent Liabilities”: With respect to any Person as of any date, all of the following as of such date: (a) liabilities and obligations (including any Guarantee Obligations) of such Person in respect of “off–balance sheet arrangements” (as defined in the Off–Balance Sheet Rules defined below), (b) obligations, including Guarantee Obligations, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non–Recourse Indebtedness, lease, dividend or other obligation, excluding, however, (i) contractual indemnities (including any indemnity or price–adjustment provision relating to the purchase or sale of securities or other assets), and (ii) guarantees of non–monetary obligations which have not yet been called on or quantified, of such Person or any other Person, and (c) forward commitments or obligations to fund or provide proceeds with respect to any loan or other financing which is obligatory and non–discretionary on the part of the lender. The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person. “Off–Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off–Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33–8182; 34–47264; FR–67 International Series Release No. 1266 File No. S7–42–02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).
“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.
“Control”: With respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.
“Controlled Account Agreement”: A control agreement with respect to the Collection Account and the Servicing Agreement Account, each, dated as of the date of this Agreement, each among Seller, Buyer and Collection Account Bank, each of which agreements shall be substantially in the form of Exhibit J attached hereto.

“Credit Event”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.
“Current Mark-to-Market Value”: For any Purchased Asset as of any date, the market value for such Purchased Asset as of such date as determined by Buyer in its discretion (a) with reference to the market value of the Underlying Mortgaged Property, and (b) taking into account such other criteria (other than current interest rates and spreads) as and to the extent that Buyer deems appropriate in its discretion, including, as appropriate, market conditions, credit quality, liquidity of position, subordination and delinquency status and aging, which market value, in each case, may be determined to be zero. The Current Mark-to-Market Value of each Purchased Asset as of the Closing Date will be set forth in on the Confirmation executed in connection with the related Transaction, and such Current Mark-to-Market Value will not be adjusted by Buyer for any Purchased Asset after the Closing Date unless a Credit Event shall occur with respect to the related Purchased Asset, provided that there shall be no restrictions on Buyer’s ability to recalculate, solely for internal purposes, the Market Value of any Purchased Asset at any time.
“Custodial Agreement”: The Custodial Agreement, dated as of the date hereof, among Buyer, Seller and Custodian, substantially in the form of Exhibit K.
“Custodian”: Wells Fargo Bank, National Association, or any successor permitted by the Custodial Agreement.
“Debt Yield”: With respect to any Purchased Asset(s) and for any relevant calendar quarter, the percentage equivalent of the quotient obtained by dividing (i) the product of (A) the underwritten net cash flow for such period from the related Mortgaged Property or Mortgaged Properties securing the Purchased Asset(s), as determined by Buyer in its sole and absolute discretion, multiplied by (B) a fraction, (1) the numerator of which shall be 360, and (2) the denominator of which shall be the number of days in the relevant Test Period, by (ii) the then-current Purchase Price of such Purchased Asset(s) on the last day of such calendar quarter.
“Debt Yield Test”: (i) The Underlying Mortgaged Property pledged to secure all Purchased Assets other than the Life Time Purchased Assets must at all times and during all relevant time periods generate a Debt Yield of at least fifteen percent (15.0%), except that, at all times when the only Purchased Assets on the Facility are the Carlson, Bank One and Constellation Purchased Assets, the Purchased Assets must at all times and during all relevant time periods generate a Debt Yield of at least twelve percent (12%), and (ii) the Debt Yield for the Underlying Mortgaged Property pledged to secure the Life Time Purchased Assets, must at all times and during all relevant time periods generate a Debt Yield of at least thirty percent (30%).
“Default”: Any event which, with the giving of notice or the lapse of time, or both, would become an Event of Default.
“Default Rate”: As of any date, the Pricing Rate in effect on such date plus 400 basis points (4.00%), determined after any Repurchase Date on the basis of periods corresponding to Pricing Periods.

“Defaulted Asset”: Any Asset or Purchased Asset, as applicable, (a) that is thirty (30) or more days (or, in the case of payments due at maturity, one (1) day) delinquent in the payment of principal, interest, fees, distributions or any other amounts payable under the related Mortgage Loan Documents, (b) for which there is a non–monetary default under the related Mortgage Loan Documents beyond any applicable notice or cure period, (c) as to whose Underlying Obligor an Insolvency Event has occurred, or (d) for which Seller, Servicer or Sub-Servicer has received notice of the foreclosure or proposed foreclosure of any Lien on the related Underlying Mortgaged Property; provided that with respect to any Junior Interest, in addition to the foregoing such Junior Interest will also be considered a Defaulted Asset to the extent that the Underlying Mortgage Loan would be considered a Defaulted Asset as described in this definition.
“Derivatives Contract”: Any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross–currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.
“Derivatives Termination Value”: With respect to any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the preceding clause (a), the amount(s) determined as the mark–to–market value(s) for such Derivatives Contracts, as determined based on one or more mid–market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Buyer).
“Dollars” and “$”: Lawful money of the United States of America.
“Early Repurchase Date”: Defined in Section 3.05.
“EBITDA”: With respect to any Person and any Test Period, an amount equal to the sum of (a) Net Income (or loss) of such Person (prior to any impact from minority interests or joint venture net income and before deduction of any dividends on preferred stock of such Person), plus the following (but only to the extent actually included in determination of such Net Income (or loss)): (i) depreciation and amortization expense, (ii) Interest Expense, (iii) income tax expense, and (iv) extraordinary or non-recurring gains and losses, plus (b) such Person’s proportionate share of Net Income of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such Test Period, plus (c) amounts deducted in accordance with GAAP in respect of other non-cash expenses in determining such Net Income for such Person.
“Eligible Asset”: An Asset:

(a) that is listed on the attached Exhibit L;
(b) with respect to which no Representation Breach exists;
(c) that is not a Defaulted Asset;
(d) with respect to which there are no future funding obligations on the part of Seller, Buyer or any other Person;
(e) whose Underlying Mortgaged Property is located in the United States, whose Underlying Obligors are domiciled in the United States, and all obligations thereunder and under the Underlying Mortgage Documents are denominated and payable in Dollars;
(f) whose Underlying Obligors are not Sanctioned Entities; and
(g) that is secured by a perfected, first priority security interest on a “stabilized” commercial or multi-family property; provided, that notwithstanding the failure of an Asset or Purchased Asset to conform to the requirements of this definition, Buyer may, in its discretion and subject to such terms, conditions and requirements and Applicable Percentage adjustments as Buyer may require in its discretion, designate in writing any such non–conforming Asset or Purchased Asset as an Eligible Asset, which designation (1) may include a temporary or permanent waiver of one or more Eligible Asset requirements, and (2) shall not be deemed a waiver of the requirement that all other Assets and Purchased Assets must be Eligible Assets (including any Assets that are similar or identical to the Asset or Purchased Asset subject to the waiver).
“Eligible Assignee”: Any of the following Persons designated by Buyer for purposes of Section 18.08(c): (a) a bank, financial institution, pension fund, insurance company or similar Person, an Affiliate of any of the foregoing, and an Affiliate of Buyer, and (b) any other Person to which Seller has consented; provided, that such consent of Seller shall not be unreasonably withheld, delayed or conditioned, and shall not be required at any time when a Event of Default exists. Such Person shall provide to Seller such duly executed IRS forms as Seller reasonably requests.
“Environmental Laws”: Any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.
“Equity Interests”: With respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.
“ERISA”: The Employee Retirement Income Security Act of 1974.
“Event of Default”: Defined in Section 10.01.
“Excess Financing Capacity”: For each Purchased Asset, initially the dollar amount, if any, specified on the related Confirmation, as such dollar amount reduces on a dollar for dollar basis with each related Additional Advance under Section 3.03.
“Excluded Assets”: Each of the assets previously owned by Seller, and commonly known as UTC Executive Plaza, Avenue East Cobb and Valley View Mall.
“Fee and Pricing Letter”: The letter agreement, dated as of the date of this Agreement, by and between Buyer and Seller.
“Fixed Charge Coverage Ratio”: With respect to any Person and for any Test Period at any time, the EBITDA for such period, divided by the Fixed Charges for the same period.
“Fixed Charges”: With respect to any Person and for any Test Period at any time, the sum of (a) debt service, (b) all preferred dividends, (c) Capital Lease Obligations paid or accrued during such period, (d) capital expenditures (if any), and (e) any amounts payable under any Ground Lease.
“Funding Expiration Date”: The earliest of (a) May 31, 2010, (b) any Accelerated Repurchase Date, and (c) any date on which the Funding Expiration Date shall otherwise occur in accordance with the provisions hereof or Requirements of Law.
“Funding Period”: The period from the Closing Date to and including the Funding Expiration Date.
“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents”: With respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents.
“Governmental Authority”: Any (a) nation or government, (b) state or local or other political subdivision thereof, (c) central bank or similar monetary or regulatory authority, (d) Person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi–judicial, quasi–legislative, regulatory or administrative functions or powers of or pertaining to government, (e) court or arbitrator having jurisdiction over such Person, its Affiliates or its assets or properties, (f) stock exchange on which shares of stock of such Person are listed or admitted for trading, (g) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles, and (h) supra-national body such as the European Union or the European Central Bank.
“Ground Lease”: A ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Purchase Date of the related Asset, (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given, (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so, (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease, and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Guarantee Agreement”: A Guarantee Agreement, substantially in the form of Exhibit M, made by Guarantor in favor of Buyer.
“Guarantee Default”: Defined in Section 8.13.
“Guarantee Obligation”: With respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations or indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum anticipated liability in respect thereof as reasonably determined by such Person in good faith.

“Guarantor”: Starwood Property Trust, Inc., a Maryland corporation, together with its successors and permitted assigns.
“Income”: With respect to any Purchased Asset, all of the following (in each case with respect to the entire par amount of the Asset represented by such Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Asset): (a) all Principal Payments, (b) all Interest Payments, and (c) all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Asset, including principal payments, interest payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds; provided, that any amounts which under the applicable Mortgage Loan Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) an event of default exists under such Mortgage Loan Documents, (ii) the holder of the related Purchased Asset has exercised or is entitled to exercise rights and remedies with respect to such amounts, (iii) such amounts are no longer required to be held for such purpose under such Mortgage Loan Documents, or (iv) such amounts may be applied to all or a portion of the outstanding indebtedness under such Mortgage Loan Documents, and provided, further, that “Income” from Junior Interests shall include, without limitation, Seller’s share of all amounts payable in respect of the Junior Interest and the Underlying Mortgage Loan pursuant to the Junior Interest Documents.
“Indebtedness”: With respect to any Person and any date, all of the following with respect to such Person as of such date: (a) obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise), (b) obligations, whether or not for money borrowed (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of Preferred Equity or trust preferred securities, (c) Capital Lease Obligations, (d) reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment), (e) Off–Balance Sheet Obligations, (f) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations under any Purchased Asset or any obligation senior to any Purchased Asset, unfunded interest reserve amount under any Purchased Asset or any obligation that is senior to any Purchased Asset, purchase obligation, repurchase obligation, sale/buy–back agreement, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than mandatory redeemable stock)), (h) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Derivatives Termination Value thereof, (i) all Non–Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person, (j) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than certain Permitted Liens) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, that if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien, (k) all Contingent Liabilities, (l) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services, (m) indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise), and (n) obligations to fund capital commitments under any Governing Document, subscription agreement or otherwise.
“Indemnified Amount”: Defined in Section 13.01.
“Indemnified Person”: Defined in Section 13.01.
“Independent Director” or “Independent Manager”: An individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, another nationally recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional Independent Directors and Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:
(a) a member, partner, equityholder, manager, director, officer or employee of Seller, any Principal, any of their respective equityholders or Affiliates (other than (a) as an Independent Director or Independent Manager of Seller or Principal and (b) as an Independent Director or Independent Manager of an Affiliate of Seller or Principal or any

of their respective single-purpose entity equityholder that is not in the direct chain of ownership of Seller or Principal and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers);
(b) a creditor, supplier or service provider (including provider of professional services) to Seller, any single-purpose entity equityholder, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors or Independent Managers and other corporate services to Seller, any single-purpose entity equityholder, or any of their respective equityholders or Affiliates in the ordinary course of business);
(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(d) a Person that controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c).
An individual who otherwise satisfies the preceding definition other than clause (a) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Seller or Principal shall not be disqualified from serving as an Independent Director or Independent Manager of Seller if the fees that such individual earns from serving as Independent Directors or Independent Managers of affiliates of Seller or Principal in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year.
“Ineligible Asset”: Defined in Section 3.03.
“Initial Interest Rate Protection Agreement”: The ISDA Master Agreement, including the Schedule and Credit Support Annex thereto, and the Confirmation entered into thereunder, each dated as of March 1, 2010, between Deutsche Bank AG and Guarantor, without giving effect to any amendment, supplement or modification thereto after the date thereof.
“Insolvency Action”: With respect to any Person, the taking by such Person of any action resulting in an Insolvency Event, other than solely under clause (g) of the definition thereof.
“Insolvency Event”: With respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.
“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Interest Expense”: With respect to any Person and any period, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan), all with respect to such period.
“Interest Payments”: With respect to any Purchased Asset and any period, all payments of interest, income, receipts, dividends, and any other collections and distributions received from time to time in connection with such Purchased Asset.
“Intermediate Starwood Entities”: Individually or collectively, Principal and SPT Real Estate Sub I, LLC, a Delaware limited liability company.
“Internal Control Event”: Material weakness in, or fraud that involves management or other employees who have a significant role in, the internal controls of Seller, Manager, any Intermediate Starwood Entity or Guarantor over financial reporting, in each case as described in the Securities Laws.
“Investment”: With respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Irrevocable Redirection Notice”: A notice in form of acceptable to Buyer in its discretion, sent by Seller or by Servicer or Sub-Servicer on Seller’s behalf directing the remittance of Income with respect to a Purchased Asset to the Servicing Agreement Account or Collection Account, as applicable, and executed by the applicable Underlying Obligor, Servicer, Sub-Servicer or other Person with respect to such Purchased Asset.

“Junior Interest”: (a) A junior participation interest in a performing commercial real estate loan, or (b) a “B-note” in an “A/B structure” in a performing commercial real estate loan.
“Junior Interest Documents”: Shall mean, for any Junior Interest, the Junior Interest Note together with any co-lender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to such Junior Interest.
“Junior Interest Note”: The original executed promissory note, participation or other certificate or other tangible evidence of a Junior Interest.
“Knowledge”: With respect to any Person, means collectively (i) the actual knowledge of such Person, (ii) notice of any fact, event, condition or circumstance that would cause a reasonably prudent Person to conduct an inquiry that would give such Person actual knowledge, whether or not such Person actually undertook such an inquiry, and (iii) all knowledge that is imputed to a Person under any statute, rule, regulation, ordinance, or official decree or order.
“LIBOR”: For any Pricing Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100 of 1%) for deposits in Dollars, for a one-month period, that appears on Reuters Screen LIBOR01 (or the successor thereto) as the London interbank offered rate for deposits in Dollars as of 11:00 a.m., London time, on the Pricing Rate Reset Date for such Pricing Period. If such rate does not appear on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such Pricing Rate Reset Date, Buyer shall request the principal London office of any of the Reference Banks in the London interbank market selected by Buyer to provide such banks’ offered quotation (expressed as a percentage per annum) to leading banks in the international Eurocurrency market for deposits in Dollars for a one-month period as of 11:00 a.m., London time, on such Pricing Rate Reset Date for amounts of not less than the aggregate Repurchase Price of all Purchased Assets. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such banks’ rate (expressed as a percentage per annum) for loans in Dollars to leading banks in the international Eurocurrency market for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Reset Date for amounts of not less than the aggregate Repurchase Price of all Purchased Assets. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.
“LIBO Rate”: For any Pricing Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100 of 1%) determined for such Pricing Period in accordance with the following formula:
LIBOR for such Pricing
Period
     1 – Reserve Requirement

“Lien”: Any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.
“Life Time Purchased Assets”: Each of the Purchased Assets described on Exhibit N attached hereto.
“Liquidity”: With respect to Guarantor and on any relevant date, the amount of cash or cash equivalents held by Guarantor.
“Manager”: SPT Management, LLC, a Delaware limited liability company.
“Margin Call”: Defined in Section 4.01.
“Margin Deficit”: Defined in Section 4.01.
“Market Value”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.
“Material Adverse Effect”: A material adverse effect on or material adverse change in or to (a) the property, assets, business, operations, financial condition, credit quality or prospects of Seller, any Intermediate Starwood Entity or Guarantor, (b) the ability of Seller to pay and perform the Repurchase Obligations, (c) the validity, legality, binding effect or enforceability of any Repurchase Document, Mortgage Loan Document, Purchased Asset or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer or any Indemnified Person under any Repurchase Document, Mortgage Loan Document or Purchased Asset, or (e) the perfection or priority of any Lien granted under any Repurchase Document or Mortgage Loan Document.
“Material Modification”: Any material extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of, any Purchased Asset or Mortgage Loan Document.
“Materials of Environmental Concern”: Any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law.
“Maturity Date”: The earliest of (a)  May 31, 2013, (b) any Accelerated Repurchase Date, and (c) any date on which the Maturity Date shall otherwise occur in accordance with the Repurchase Documents or Requirements of Law.
“Maximum Amount”: $280,000,000; provided, that on and after the earlier of the Funding Expiration Date and the Maturity Date, the Maximum Amount on any date shall be the aggregate Repurchase Price outstanding for all Transactions as of such earlier date, as such amount declines over time as Purchased Assets are subsequently repurchased and Margin Deficits are subsequently satisfied.
“Maximum Applicable Percentage”: For each Purchased Asset as of any date, the maximum applicable percentage determined by Buyer for such Purchased Asset on the Closing Date and set forth in the Confirmation for such Purchased Asset.
“Moody’s”: Moody’s Investors Service, Inc., or, if Moody’s Investors Service, Inc. is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.
“Mortgage”: Any mortgage, deed of trust, assignment of rents, security agreement and fixture filing, or other instruments creating and evidencing a lien on real property and other property and rights incidental thereto.
“Mortgage Loan Documents”: With respect to any Purchased Asset, those documents executed in connection with, evidencing or governing such Purchased Asset and the related Underlying Mortgaged Property.
“Mortgage Note”: The original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a commercial mortgage loan.
“Mortgaged Property”: The real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note and/or a Junior Interest Note.
“Mortgagee”: The record holder of a Mortgage Note secured by a Mortgage.
“Mortgagor”: The obligor on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.
“Multiemployer Plan”: A Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Flow”: With respect to any Purchased Asset and for any period, the net cash flow of such Purchased Asset for such period as underwritten by Buyer in its discretion.
“Net Income”: With respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.
“Non–Recourse Indebtedness”: With respect to any Person and any date, indebtedness of such Person as of such date for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Insolvency Events, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Non-Utilization Fee”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.
“Off–Balance Sheet Obligations”: With respect to any Person and any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so–called “synthetic,” tax retention or off–balance sheet lease transaction which, upon the application of any Insolvency Laws, would be characterized as indebtedness, (b) monetary obligations under any sale and leaseback transaction which does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Participant”: Defined in Section 18.08(b).
“Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for state, municipal, local or other local taxes not yet due and payable, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, and (c) Liens granted pursuant to or by the Repurchase Documents.
“Person”: An individual, corporation, limited liability company, business trust, partnership, trust, unincorporated organization, joint stock company, sole proprietorship, joint venture, Governmental Authority or any other form of entity.
“Plan”: An “employee benefit plan” as defined in Section 3(3) of ERISA, subject to Title I of ERISA in respect of which, Seller, Guarantor or any Intermediate Starwood Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA, be deemed to be an “employer” as defined in Section 3(5) of ERISA.
“Pledge Agreement”: A Pledge Agreement from Starwood Property Mortgage, L.L.C. in favor of Buyer, covering one-hundred percent (100%) of the equity ownership interest of pledgor in Seller.
“Price Differential”: (a) For any Pricing Period or portion thereof and any Transaction outstanding, the sum of the products, for each day during such Pricing Period or portion thereof, of (i) 1/360th of the Pricing Rate in effect for such Pricing Period during which such day occurs, times (ii) the Purchase Price for such Purchased Asset as of such day, and (b) for any Pricing Period or portion thereof and all Transactions outstanding, the sum of the amounts calculated in accordance with the preceding clause (a) for all Transactions.

“Pricing Margin”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.
“Pricing Period”: For any Purchased Asset, (a) in the case of the first Remittance Date, the period from the Purchase Date for such Purchased Asset to but excluding such Remittance Date, and (b) in the case of any subsequent Remittance Date, the one-month period commencing on and including the prior Remittance Date and ending on but excluding such Remittance Date; provided, that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset.
“Pricing Rate”: For any Pricing Period, the LIBO Rate for such Pricing Period plus the Pricing Margin, which shall be subject to adjustment and/or conversion as provided in Sections 12.01 and 12.02; provided, that while an Event of Default exists, the Pricing Rate shall be the Default Rate.
“Pricing Rate Reset Date”: (a) In the case of the first Pricing Period for any Purchased Asset, the Purchase Date for such Purchased Asset, and (b) in the case of any subsequent Pricing Period, two (2) Business Days prior to the Remittance Date on which such Pricing Period begins.
“Principal”: Starwood Property Mortgage, L.L.C., a Delaware limited liability company, the entity that is the sole member of Seller.
“Principal Payments”: For any Purchased Asset, all payments and prepayments of principal received and applied (or which was required to be applied in accordance with the related Mortgage Loan Documents) as principal toward the Purchase Price for such Purchased Asset, including insurance and condemnation proceeds and recoveries from liquidation or foreclosure.
“Purchase Agreement”: Any purchase agreement between Seller and any Transferor pursuant to which Seller purchased or acquired an Asset which is subsequently sold to Buyer hereunder.
“Purchase Date”: For any Purchased Asset, the date on which such Purchased Asset is transferred by Seller to Buyer.
“Purchase Price”: For any Purchased Asset, (a) as of the Purchase Date for such Purchased Asset, an amount equal to the product of the Market Value of such Purchased Asset, times the Applicable Percentage for such Purchased Asset, and (b) as of any other date, the amount described in the preceding clause (a), (i) reduced by any amount of Margin Deficit transferred by Seller to Buyer pursuant to Section 4.01 and applied to the Purchase Price of such Purchased Asset, (ii) reduced by any Principal Payments remitted to the Collection Account and which were applied to the Purchase Price of such Purchased Asset by Buyer, (iii) reduced by any payments made by Seller in reduction of the outstanding Purchase Price, and (iv) increased by any amount of Excess Financing Capacity transferred to Seller by Buyer pursuant to Section 3.03, in each case before or as of such determination date with respect to such Purchased Asset.

“Purchased Assets”: (a) For any Transaction, each Asset sold by Seller to Buyer in such Transaction, and (b) for the Transactions in general, all Assets sold by Seller to Buyer, in each case including, to the extent relating to such Asset or Assets, all of Seller’s right, title and interest in and to (i) Mortgage Loan Documents, (ii) Servicing Rights, (iii) Servicing Files, (iv) mortgage guaranties and insurance (issued by Governmental Authorities or otherwise) and claims, payments and proceeds thereunder, (v) insurance policies, certificates of insurance and claims, payments and proceeds thereunder, (vi) the principal balance of such Assets, not just the amount advanced, (vii) amounts and property from time to time on deposit in the Collection Account and the Collection Account itself, (viii) collection, escrow, reserve, collateral or lock–box accounts and all amounts and property from time to time on deposit therein, to the extent of Seller’s or the holder’s interest therein, (ix) Income, (x) amounts and property from time to time on deposit in the Servicer Accounts, together with the Servicer Accounts themselves, (xi) security interests of Seller in Derivatives Contracts entered into by Underlying Obligors, (xii) rights of Seller under any letter of credit, guarantee, warranty, indemnity or other credit support or enhancement, (xviii) all of the “Pledged Collateral”, as such term is defined in the Pledge Agreement, and (ixx) supporting obligations of any kind; provided, that (A) Purchased Assets shall not include any obligations of Seller, and (B) for purposes of the grant of security interest by Seller to Buyer and the other provisions of Article 11, Purchased Assets shall include all of the following: general intangibles, accounts, chattel paper, deposit accounts, securities accounts, instruments, securities, financial assets, uncertificated securities, security entitlements and investment property (as such terms are defined in the UCC) and replacements, substitutions, conversions, distributions or proceeds relating to or constituting any of the items described in the preceding clauses (i) through (ixx).
“Rating Agencies”: Each of Fitch, Inc., Moody’s and S&P.
“Reference Banks”: Banks each of which shall (a) be a leading bank in the international Eurocurrency market, and (b) have an established place of business in London. Initially, the Reference Banks shall be JPMorgan Chase Bank, Barclays Bank, PLC and Deutsche Bank AG. If any such Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer may designate alternative banks meeting the criteria specified in the preceding clauses (a) and (b).
“Refinanced Loan”: Defined in Section 3.05(d).
“REIT”: A Person satisfying the conditions and limitations set forth in Section 756(b) and 856(c) of the Code which are necessary to qualify such Person as a “real estate investment trust,” as defined in Section 756(a) of the Code.
“Release”: Any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of any property or Mortgaged Property.

“Remedial Work”: Any investigation, inspection, site monitoring, containment, clean–up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any property or Mortgaged Property of any Materials of Environmental Concern, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.
“Remittance Date”: The fifth (5th) day of each month (or if such day is not a Business Day, the next following Business Day), or such other day as is mutually agreed to by Seller and Buyer.
“Reportable Event”: Any event set forth in Section 4043(c) of ERISA, other than an event as to which the notice period is waived under Pension Benefit Guaranty Commission Reg. §4043.
“Representation Breach”: Any representation, warranty, certification, statement or affirmation made by Seller or Guarantor in any Repurchase Document (including in Schedule 1(a) or 1(b)) or in any certificate, notice, report or other document prepared and delivered by or on behalf of Seller, Manager, any Intermediate Starwood Entity or Guarantor pursuant to any Repurchase Document proves to be incorrect, false or misleading in any material respect when made, and in the case of the representations and warranties contained in Schedule 1(a) or 1(b) only, without regard to any Knowledge or lack of Knowledge thereof by Seller or (unless otherwise waived in writing), by Buyer, and without regard to any qualification, representation or warranty relating to such Knowledge or lack of Knowledge.
“Repurchase Date”: For any Purchased Asset, the earliest of (a) the Maturity Date, (b) any Early Repurchase Date therefor, and (c) the Business Day on which Seller is to repurchase such Purchased Asset as specified by Seller and agreed to by Buyer in the related Confirmation.
“Repurchase Documents”: Collectively, this Agreement, the Custodial Agreement, the Controlled Account Agreements, the Pledge Agreement, the Guarantee Agreement, all Confirmations, all UCC financing statements, amendments and continuation statements filed pursuant to any other Repurchase Document, and all additional documents, certificates, agreements or instruments, the execution of which is required, necessary or incidental to or desirable for performing or carrying out any other Repurchase Document.
“Repurchase Obligations”: All obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Repurchase Documents, whether now existing or hereafter arising, and all interest and fees that accrue after the commencement by or against Seller, any Intermediate Starwood Entity or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Repurchase Price”: For any Purchased Asset as of any date, an amount equal to the sum of (a) the outstanding Purchase Price as of such date, (increased as set forth in the definition of Purchase Price by the amount of all related Additional Advances previously made under Section 3.03), (b) the accrued and unpaid Price Differential for such Purchased Asset as of such date, and (c) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Repurchase Document.
“Requirements of Law”: With respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all Governing Documents and existing and future laws, statutes, rules, regulations, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including Environmental Laws, ERISA, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority.
“Reserve Requirement”: For any Pricing Period, the aggregate of the rates (expressed as a decimal fraction) of reserve requirements (if any) arising from any Requirement of Law enacted or imposed after the date hereof and in effect during such Pricing Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.
“Responsible Officer”: With respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person.
“Retained Interest”: (a) With respect to any Purchased Asset, (i) all duties, obligations and liabilities of Seller thereunder, including payment and indemnity obligations, (ii) all obligations of agents, trustees, servicers, administrators or other Persons under the documentation evidencing such Purchased Asset, and (iii) if any portion of the Indebtedness related to such Purchased Asset is owned by another lender or is being retained by Seller, the interests, rights and obligations under such documentation to the extent they relate to such portion, and (b) with respect to any Purchased Asset with an unfunded commitment on the part of Seller, all obligations to provide additional funding, contributions, payments or credits.
“S&P”: Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. or, if Standard & Poor’s Ratings Services is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.
“Sanctioned Entity”: (a) A country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, that in each case is subject to a country sanctions program administered and enforced by the Office of

Foreign Assets Control, or (e) a Person named on the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control.
“Securities Laws”: The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board.
“Seller”: The Seller named in the preamble of this Agreement.
“Servicer”: Wells Fargo Bank, National Association, as servicer of all of the Purchased Assets.
“Servicing Agreement Account”: The “Servicing Account” under the Sub-Servicing Agreement, which shall be a segregated interest bearing account established at the Collection Account Bank, in the name of Seller, pledged to Buyer and subject to a Controlled Account Agreement.
“Servicer Account”: Any account established by Servicer in connection with the servicing of any Asset or Purchased Asset including, without limitation, the Servicing Agreement Account.
“Servicing File”: With respect to any Purchased Asset, the file retained and maintained by Seller, Servicer and/or Sub-Servicer including the originals or copies of all Mortgage Loan Documents and other documents and agreements relating to such Purchased Asset, including to the extent applicable all servicing agreements, files, documents, records, data bases, computer tapes, insurance policies and certificates, appraisals, other closing documentation, payment history and other records relating to or evidencing the servicing of such Purchased Asset, which file shall be held by Seller and/or the Servicer for and on behalf of Buyer.
“Servicing Rights”: All right, title and interest of Seller or any Affiliate of Seller in and to any and all of the following: (a) rights to service and collect the Purchased Assets, (b) amounts received by Seller or any other Person for servicing the Purchased Assets, (c) late fees, penalties or similar payments with respect to the Purchased Assets, (d) agreements and documents creating or evidencing any such rights to service, documents, files and records relating to the servicing of the Purchased Assets, and rights of Seller or any other Person thereunder, (e) escrow, reserve and similar amounts with respect to the Purchased Assets, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets, and (g) accounts and other rights to payment related to the Purchased Assets.
“Single Employer Plan”: Any Plan that is not a Multiemployer Plan.
“Solvent”: With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 91(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.
“Special Purpose Entity”: A corporation, limited partnership or limited liability company that, since the date of its formation (unless otherwise indicated in this Agreement) and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Article 9.
“Sub-Servicer”: Defined in Section 17.01.
“Sub-Servicing Agreement”: Defined in Section 17.01.
“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP.
“Tangible Net Worth”: With respect to any Person and any date, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person, minus (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets (other than the Initial Interest Rate Protection Agreement), and (c) prepaid taxes and/or expenses, all on or as of such date.
“Term Sheet”: The letter and/or summary of terms and conditions dated February 26, 2010 between and among Buyer, Seller and Guarantor.
“Test Period”: The time period from the first day of each calendar quarter, through and including the last day of such calendar quarter.
“Total Assets”: With respect to any Person and any date, an amount equal to the aggregate book value of all assets owned by such Person on a consolidated basis and the proportionate share of assets owned by non-consolidated Subsidiaries of such Person, less (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets (other than the Initial Interest Rate Protection Agreement), and (c) prepaid taxes and expenses, all on or as of such date.
“Total Indebtedness”: With respect to any Person and any date, all amounts of Indebtedness (other than Contingent Liabilities not reflected on such Person’s consolidated balance sheet), plus the proportionate share of all Indebtedness (other than Contingent Liabilities not reflected on such Person’s consolidated balance sheet) of all non-consolidated Affiliates of such Person, on or as of such date.
“Transaction”: With respect to any Asset, the sale and transfer of such Asset from Seller to Buyer pursuant to the Repurchase Documents against the transfer of funds from Buyer to Seller representing the Purchase Price or any additional Purchase Price for such Asset.
“Transaction Request”: Defined in Section 3.01(a).
“Transferor”: The seller of an Asset under a Purchase Agreement.
“Type”: With respect to a Mortgaged Property, such Mortgaged Property’s classification as one of the following: retail, office or health club.
“UCC”: The Uniform Commercial Code as in effect in the State of New York; provided, that, if, by reason of Requirements of Law, the perfection or priority of the security interest in any Purchased Asset is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, UCC shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority.
“Underlying Mortgage Loan”: With respect to any Junior Interest, a mortgage loan made in respect of the related Underlying Mortgaged Property.
“Underlying Mortgaged Property”: In the case of any:
(a) Whole Loan, the Mortgaged Property securing such Whole Loan; and
(b) Junior Interest, the Mortgaged Property securing such Junior Interest (if the Junior Interest is of the type described in clause (a) of the definition thereof), or the Mortgaged Property securing the Mortgage Loan in which such Junior Interest represents a junior participation (if the Junior Interest is of the type described in clause (b) of the definition thereof).
“Underlying Obligor”: Individually and collectively, as the context may require, the Mortgagor and other obligor or obligors under an Asset, including (i) any Person that has not signed the related Mortgage Note but owns an interest in the related Underlying Mortgaged Property, which interest has been encumbered to secure such Asset, and (ii) any other Person who has assumed or guaranteed the obligations of such Mortgagor under the Mortgage Loan Documents relating to an Asset.

“Underwriting Package”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.
“Whole Loan”: A performing first priority commercial real estate whole loan for which the Underlying Mortgage Property has stabilized, as determined by Buyer in its discretion.
Section 2.01 Rules of Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this Section 2.01 apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Agreement or another agreement or document includes the party’s permitted successors, substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Repurchase Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or re-enactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been cured or waived in writing by Buyer. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. A reference to any time means New York time. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries. All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9. A reference to “fiscal year” and “fiscal quarter” means such fiscal periods of Seller. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Whenever Seller is required to provide any document to Buyer under the Repurchase

Documents, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form. The Repurchase Documents are the result of negotiations between the Parties, have been reviewed by counsel to Buyer and counsel to Seller, and are the product of both Parties. No rule of construction shall apply to disadvantage one Party on the ground that such Party proposed or was involved in the preparation of any particular provision of the Repurchase Documents or the Repurchase Documents themselves. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion. Reference in any Repurchase Document to Buyer’s discretion shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, unless otherwise expressly provided in the applicable Repurchase Document, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove, or any arrangement or term is to be satisfactory or acceptable to or approved by (or any similar language or terms) Buyer, the decision of Buyer with respect thereto shall be in the sole and absolute discretion of Buyer, and such decision shall be final and conclusive. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller or the Purchased Assets.
ARTICLE 3
THE TRANSACTIONS
Section 3.01 Procedures.
(a) Prior to the Closing Date, Seller shall have delivered to Buyer a complete Underwriting Package for each of the Assets described on Exhibit L. Seller and Buyer hereby enter into Transactions, as evidenced by Seller sending Buyer a notice substantially in the form of Exhibit A (“Transaction Request”) describing each Transaction and each proposed Asset and any related Underlying Mortgaged Property and other security therefor in reasonable detail. Included therewith is a schedule specifying what (if any) specific exceptions to the representations and warranties of Seller set forth in this Agreement (including in Schedules 1(a) and 1(b) applicable to the Class of such Asset) Seller will take with respect to any Asset. Seller shall promptly deliver to Buyer any supplemental materials requested at any time by Buyer in its discretion, provided the same are either in Seller’s possession or are reasonably obtainable by Seller. On the Closing Date, Buyer shall determine in its discretion whether or not it is willing to purchase any or all of the proposed Assets, and if so, on what terms and conditions. It is expressly agreed and acknowledged that Buyer is entering into the Transactions on the basis of all such representations and warranties and on the completeness and accuracy of the information contained in the applicable Underwriting Package, and any incompleteness or inaccuracies in the related Underwriting Package will only be acceptable to Buyer if disclosed in writing to Buyer by Seller in advance of the Closing Date, and then only if Buyer opts to purchase the related Purchased Asset from Seller notwithstanding such incompleteness and inaccuracies. In the event of a Representation Breach, Seller shall immediately repurchase the related Asset or Assets in accordance with Section 3.05.
(b) The Confirmation for each Transaction shall describe the related Asset, its Purchase Date, Market Value, Applicable Percentage, Purchase Price and such other terms and conditions as Buyer may require in its discretion. Upon the execution of a Confirmation by Buyer and Seller, the related Transaction shall become effective and shall be subject to all of the terms and conditions of the Repurchase Documents. Buyer’s approval of the purchase of an Asset on such terms and conditions as Buyer may require in its discretion shall be evidenced only by its execution and delivery of the related Confirmation. For the avoidance of doubt, Buyer shall not (i) be deemed to have approved the purchase of an Asset by virtue of the approval or entering into by Buyer of a rate lock agreement, the Initial Interest Rate Protection Agreement, total return swap or any other agreement with respect to such Asset, or (ii) be obligated to purchase an Asset notwithstanding a Confirmation executed by the Parties unless and until all applicable conditions precedent in Article 6 have been satisfied or waived by Buyer in its discretion.
(c) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby, and shall be construed to be cumulative to the extent possible. If terms in a Confirmation are inconsistent with terms in this Agreement with respect to a particular Transaction, the Confirmation shall prevail. Whenever the Applicable Percentage, Excess Financing Capacity or any other term of a Transaction (other than the Pricing Rate, Market Value and outstanding Purchase Price) with respect to an Asset is revised or adjusted in accordance with this Agreement, an amended and restated Confirmation reflecting such revision or adjustment and that is otherwise acceptable to the Parties shall be prepared by Seller and executed by the Parties.
(d) The fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Asset or Purchased Asset shall in no way affect any rights Buyer may have under the Repurchase Documents or otherwise with respect to any representations or warranties or other rights or remedies thereunder or otherwise, including the right to determine at any time that such Asset or Purchased Asset is not an Eligible Asset, if such Asset or Purchased Asset does not meet the requirements therefor, as set forth in the definition of “Eligible Asset”.
(e) No Transaction shall be entered into if (i) any Margin Deficit, Default or Event of Default exists or would exist as a result of such Transaction, (ii) the Repurchase Date for the Purchased Assets subject to such Transaction would be later than the Maturity Date, or (iii) after giving effect to such Transaction, the aggregate Repurchase Price of all Purchased Assets subject to Transactions then outstanding would exceed the Maximum Amount.
Section 3.02 Transfer of Purchased Assets; Servicing Rights. Seller hereby sells, transfers, conveys and assigns to Buyer on a servicing-released basis all of Seller’s right, title and interest (but no Retained Interest) in and to such Purchased Asset, together with all related Servicing Rights. On the Closing Date ownership of and title to all Purchased Assets shall be transferred to and vest in Buyer or its designee against the simultaneous transfer of the Purchase Price to the account of Seller specified in Annex 1 (or if not specified therein, in the related Confirmation or as directed by Seller). After the Closing Date, Seller shall have no right to sell to Buyer, repurchase from Buyer and/or re-sell Eligible Assets to Buyer, and may not substitute other Eligible Assets for Purchased Assets. Buyer has the right to designate the servicer and sub-servicer of the Purchased Assets, and the Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement, and such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Repurchase Documents.
Section 3.03 Excess Financing Capacity. If at any time prior to the expiration of the Funding Period, Excess Financing Capacity exists for any Purchased Asset, Seller may request, but not more frequently than twice per calendar week, and only upon the delivery of not less than three (3) business days’ prior written notice to Buyer, that Buyer make additional advances in respect of the Purchase Price thereof (each, an “Additional Advance”) in an amount up to the then-current Excess Financing Capacity for such Purchased Asset. With each such request, Seller shall also deliver to Buyer a description of any material change with respect to the related Purchased Asset or the related Mortgaged Property, together with copies of any material documents or information received by Seller to be added to the Underwriting Package in connection therewith as Buyer requests. Provided that (a) Seller delivers to Buyer a certificate stating that each of the Purchased Assets continues to be an Eligible Asset as of the date of any request for each Additional Advance, (b) no uncured Default under Sections 10.01(a) or 10.01(f), or any uncured Event of Default or Margin Deficit exist, and (c) no material adverse change exists with respect to Seller, Guarantor, the Purchased Asset or the Mortgaged Property securing the Purchased Asset, then the proceeds of each Additional Advance shall be paid to Seller by Buyer within one (1) Business Day of the related request; provided, however, that if any Purchased Asset shall not be an Eligible Asset (an “Ineligible Asset”), as of the date of request for an Additional Advance Buyer shall have no further obligation under this Section 3.03 with respect to such Ineligible Asset; provided, however, that subject to the limitations and condition set forth below, Buyer shall still be required to fund such request and all subsequent and otherwise contractually compliant requests for Additional Advances under this Section 3.03 with respect to the other Purchased Assets. Notwithstanding the foregoing, it is acknowledged and agreed that any Additional Advance shall be funded to Seller net of all amounts necessary to (a) repurchase any Ineligible Asset for which Buyer has sent a repurchase notice under Section 3.05(b) and (b) satisfy any then-currently unsatisfied Margin Calls. For purposes of this Agreement, all Additional Advances will be treated as delayed disbursements of the Purchase Price of the related Purchased Asset.
Section 3.04 Maximum Amount. The aggregate outstanding Purchase Price for all Purchased Assets as of any date shall not exceed the Maximum Amount. If such aggregate outstanding Purchase Price exceeds the Maximum Amount, Seller shall within three (3) Business Days after notice from Buyer, pay to Buyer an amount necessary to reduce such aggregate outstanding Purchase Price to an amount equal to or less than the Maximum Amount.
Section 3.05 Early Repurchases; Mandatory Repurchases. (a) The terms and provisions governing early repurchases and mandatory repurchases under Section 3.05(a) are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.

(b) In addition to other rights and remedies of Buyer under any Repurchase Document, Seller shall repurchase any Purchased Asset that no longer qualifies as an Eligible Asset, as determined by Buyer in its discretion, within three (3) Business Days of the receipt by Seller of a related repurchase notice from Buyer.
(c) Notwithstanding the foregoing, at any time during the existence of an uncured Default or Event of Default, Seller cannot repurchase a Purchased Asset in connection with a full payoff of the underlying Whole Loan by the Underlying Obligor, unless one-hundred percent (100%) of the net proceeds due in connection with the payoff in question shall be paid directly to Buyer. The portion of all such net proceeds in excess of the then-current Repurchase Price of the related Purchased Asset will be applied in Buyer’s sole and absolute discretion to reduce any other amounts due and payable to Buyer under the Agreement, and then to reduce the Repurchase Prices of the other Purchased Assets in such order and in such amounts as Buyer shall determine in its discretion.
(d) Additional terms and provisions governing early repurchases and mandatory repurchases under Section 3.05(d) are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.
Section 3.06 Repurchase. On the Repurchase Date for each Purchased Asset, Seller shall transfer to Buyer the Repurchase Price for such Purchased Asset as of the Repurchase Date, and Buyer shall transfer to Seller such Purchased Asset, whereupon the Transaction with respect to such Purchased Asset shall terminate. Buyer shall be deemed to have simultaneously released its security interest in such Purchased Asset, shall authorize Custodian to release to Seller the Mortgage Loan Documents for such Purchased Asset and, to the extent any UCC financing statement filed against Seller specifically identifies such Purchase Asset, Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer, except that Buyer shall represent to Seller, to the extent that good title was transferred and assigned by Seller to Buyer hereunder on the Closing Date, that Buyer is the sole owner of the related Purchased Asset, free and clear of any other interests or Liens created by Buyer. Any Income with respect to such Purchased Asset received by Buyer or Collection Account Bank after payment of the Repurchase Price therefor shall be remitted to Seller. Notwithstanding the foregoing, on or before the Maturity Date, Seller shall repurchase all Purchased Assets by paying to Buyer the outstanding Repurchase Price therefor and all other outstanding Repurchase Obligations.
Section 3.07 Payment of Price Differential and Fees.
(a) Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets, Seller shall pay to Buyer the accrued value of the Price Differential for each Purchased Asset on each Remittance Date. Buyer shall give Seller notice of the Price Differential and any fees and other amounts due under the Repurchase Documents on or prior to the second (2nd) Business Day preceding each Remittance Date; provided, that Buyer’s failure to deliver such notice shall not affect Seller’s obligation to pay such amounts. If the Price Differential includes any estimated Price Differential, Buyer shall recalculate such Price Differential after the Remittance Date and, if necessary, make adjustments to the Price Differential amount due on the following Remittance Date.
(b) Seller shall pay to Buyer all fees and other amounts as and when due as set forth in this Agreement including, without limitation:
(i) the Non-Utilization Fee, which shall be due and payable on a monthly basis on each Remittance Date beginning on the first Remittance Date following the end of the Funding Period, for the time period from the last day of the Funding Period until such First Remittance Date; and
(ii) a ratable portion of the Commitment Fee shall be due and payable on the Purchase Date (and on the date of each Additional Advance under Section 3.03) based on either the Purchase Price of each Purchased Asset or the amount of each related Additional Advance, with the first payment due no earlier than the Closing Date and the final payment due on the last day of the Funding Period, whether or not the aggregate Purchase Price for all Purchased Assets is equal to the Maximum Amount; provided that Buyer shall provide Seller and Guarantor with a one-time dollar for dollar credit in an amount not to exceed the Commitment Fee, to be used solely as a credit against the commitment fee and/or any other up-front fees that would otherwise be due and payable by Seller, Guarantor or any of their Affiliates in connection with either a subsequent increase in the Maximum Amount or a new credit facility to Seller, Guarantor or any of their Affiliates, but only if such an increase or new facility is (a) requested by Seller, (b) approved by Buyer in its sole and absolute discretion and (c) accepted by Seller.
Section 3.08 Payment, Transfer and Custody.
(a) Unless otherwise expressly provided herein, all amounts required to be paid or deposited by Seller hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. on the day when due, in immediately available Dollars and without deduction, setoff or counterclaim, and if not received before such time shall be deemed to be received on the next Business Day. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next following Business Day, and such extension of time shall in such case be included in the computation of such payment. If Seller fails to pay all or part of any Repurchase Price amount by 5:00 p.m., New York City time on any date when due, Buyer may require Seller to pay (in addition to, and together with, such past-due Repurchase Price) a late fee equal to one percent (1%) of the total amount of the late payment, plus interest on such past-due Repurchase Price as provided in Section 18.16, until all such past-due Repurchase Price is received in full by Buyer. Amounts payable to Buyer and not otherwise required to be deposited into the Collection Account shall be deposited into an account of Buyer. Seller shall have no rights in, rights of withdrawal from, or rights to give notices or instructions regarding Buyer’s account, the Collection Account or the Servicing Agreement Account. Amounts in the Collection Account and/or the Servicing Agreement Account may be invested at the direction and in the discretion of Buyer in cash equivalents before they are distributed in accordance with Article 5.

(b) Any Mortgage Loan Documents not delivered to Buyer or Custodian are and shall be held in trust by Seller or its agent for the benefit of Buyer as the owner thereof. Seller or its agent shall maintain a copy of the Mortgage Loan Documents and the originals of the Mortgage Loan Documents not delivered to Buyer or Custodian. The possession of Mortgage Loan Documents by Seller or its agent is in a custodial capacity only at the will of Buyer for the sole purpose of assisting Sub-Servicer with its duties under the Sub-Servicing Agreement. Each Mortgage Loan Document retained or held by Seller or its agent shall be segregated on Seller’s books and records from the other assets of Seller or its agent, and the books and records of Seller or its agent shall be marked to reflect clearly the sale of the related Purchased Asset to Buyer on a servicing-released basis. Seller or its agent shall release its custody of the Mortgage Loan Document only in accordance with written instructions from Buyer, unless such release is required as incidental to the sub-servicing of the Purchased Assets by Sub-Servicer or is in connection with a repurchase of any Purchased Asset by Seller, in each case in accordance with the Custodial Agreement.
Section 3.09 Repurchase Obligations Absolute. All amounts payable by Seller under the Repurchase Documents shall be paid without notice (except as expressly required in the Repurchase Documents), demand, counterclaim, setoff, deduction or defense (as to any Person and for any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person and for any reason whatsoever), and the Repurchase Obligations shall not be released, discharged or otherwise affected, except as expressly provided herein, by reason of: (a) any damage to, destruction of, taking of, restriction or prevention of the use of, interference with the use of, title defect in, encumbrance on or eviction from, any Purchased Asset or related Underlying Mortgaged Property, (b) any Insolvency Proceeding relating to Seller or any Underlying Obligor, or any action taken with respect to any Repurchase Document or Mortgage Loan Document by any trustee or receiver of Seller or any Underlying Obligor or by any court in any such proceeding, (c) any claim that Seller has or might have against Buyer under any Repurchase Document or otherwise, (d) any default or failure on the part of Buyer to perform or comply with any Repurchase Document or other agreement with Seller, (e) the invalidity or unenforceability of any Purchased Asset, Repurchase Document or Mortgage Loan Document, or (f) any other occurrence whatsoever, whether or not similar to any of the foregoing, and whether or not Seller has notice or Knowledge of any of the foregoing. The Repurchase Obligations shall be full recourse to Seller. This Section 3.09 shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations.
ARTICLE 4
MARGIN MAINTENANCE
Section 4.01 Margin Deficit.
(a) If on any date (i) the Market Value of a Purchased Asset is less than (ii) the product of (A) Buyer’s Margin Percentage multiplied by (B) the outstanding Repurchase Price for such Purchased Asset as of such date (the excess, if any, of (ii) over (i), a “Margin Deficit”), then Seller shall, within three (3) Business Days after notice from Buyer (a “Margin Call”), transfer cash to Buyer in an amount at least equal to such Margin Deficit. Buyer shall apply the funds received in satisfaction of a Margin Deficit to the Repurchase Obligations in such manner as Buyer determines in its discretion, to amounts due and owing under the Repurchase Documents on such date. Additional terms and provisions governing Margin Deficits and Margin Calls under this Section 4.01(a) are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.
(b) Buyer’s election in its discretion not to deliver a Margin Call notice at any time there is a Margin Deficit shall not waive the Margin Deficit or in any way limit or impair Buyer’s right to deliver a Margin Call notice at any time when the same or any other Margin Deficit exists (and the conditions to the delivery of such Margin Call notice under Section 4.01(a) above are satisfied). Buyer’s rights under this Section 4.01 are in addition to and not in lieu of any other rights of Buyer under the Repurchase Documents or Requirements of Law.
(c) All cash transferred to Buyer pursuant to this Section 4.01 with respect to a Purchased Asset shall be deposited into the Collection Account, except as directed by Buyer in its discretion, and notwithstanding any provision in Section 5.02 to the contrary, shall be applied to reduce the Purchase Price of such Purchased Asset.
(d) Additional terms and provisions concerning the Debt Yield Test are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.
ARTICLE 5
APPLICATION OF INCOME
Section 5.01 Collection Account; Servicing Agreement Account. The Collection Account shall be established at Collection Account Bank and the Servicing Agreement Account shall be established at the Collection Account Bank. Buyer shall have sole dominion and control (including, without limitation, “control” within the meaning of Section 9-104(a) of the UCC) over the Collection Account and the Servicing Agreement Account. Neither Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Collection Account or the Servicing Agreement Account. All Income received by Seller, Buyer or Collection Account Bank in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income, (other than amounts of reinvestment income permitted to be retained by Servicer as additional servicing compensation in accordance with Section 3.03(e) of the Sub-Servicing Agreement) shall be deposited directly into the Collection Account (in the case of amounts deposited by Servicer, such deposits to the Collection Account shall occur from the Servicing Agreement Account in accordance with Sections 3.04 and 3.12 of the Sub-Servicing Agreement) and shall be applied to and remitted by Collection Account Bank in accordance with this Article 5. Notwithstanding the foregoing, so long as the Sub-Servicing Agreement is in full force and effect and the Manager is acting as Sub-Servicer thereunder, all amounts to be paid or are otherwise received from, or on behalf of, a related Underlying Obligor shall be paid directly to the Servicing Agreement Account and, thereafter, remitted to the Collection Account in accordance with the terms of the Sub-Servicing Agreement.
Section 5.02 Before an Event of Default. If no Event of Default exists, all Income described in Section 5.01 and deposited into the Collection Account during each Pricing

Period shall be applied by Collection Account Bank by no later than the next following Remittance Date in the following order of priority:
first, to pay all then-currently due and payable servicing fees to Buyer (or its designated Servicer), and to reimburse Buyer (or its designated Servicer) for any and all costs, expenses, advances and similar amounts incurred by Buyer (or its designated Servicer) in connection with the servicing of the Purchased Assets;
second, to the extent such payments are actually remitted by the Underlying Obligor to the Collection Account, to remit the tax (and insurance, if applicable) escrow portion and any tenant improvement, capital expenditure or other reserve portion of any payments received from each Underlying Obligor to the respective escrow agents pursuant to the escrow agreements for the related Mortgage Loan or Underlying Mortgage Loans, and whether or not any event of default exists with respect to the related Mortgage Loan or Underlying Mortgage Loan;
third, to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such Remittance Date;
fourth, to pay to Buyer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents;
fifth, to pay to Buyer an amount sufficient to eliminate any outstanding Margin Deficit (without limiting Seller’s obligation to satisfy a Margin Deficit in a timely manner as required by Section 4.01);
sixth, to pay any custodial fees and expenses due and payable under the Custodial Agreement;
seventh, to pay the Applicable Percentage of any Principal Payments to Buyer, but only to the extent that such remittance would not result in the creation of a Margin Deficit, to be applied to reduce the outstanding Purchase Price of Purchased Assets in such order as Buyer shall determine in its discretion;
eighth, to pay to Buyer any other amounts due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents;
ninth, to pay to Seller any remainder for its own account, subject, however, to the covenants and other requirements of the Repurchase Documents.
Section 5.03 After an Event of Default. If an Event of Default exists, all Income deposited into the Collection Account in respect of the Purchased Assets shall be applied by Collection Account Bank, on the Business Day next following the Business Day on which each amount of Income is so deposited, in the following order of priority:
first, to pay all then-currently due and payable servicing fees to Buyer (or its designated Servicer), and to reimburse Buyer (or its designated Servicer) for any and all costs,

expenses, advances and similar amounts incurred by Buyer (or its designated Servicer) in connection with the servicing of the Purchased Assets;
second, to the extent such payments are actually remitted by the Underlying Obligor to the Collection Account, to remit the tax (and insurance, if applicable) escrow portion of any payments received from each Underlying Obligor to the respective escrow agents pursuant to the escrow agreements for the related Mortgage Loan or Underlying Mortgage Loans, and whether or not any event of default exists with respect to the related Mortgage Loan or Underlying Mortgage Loan;
third, to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such Remittance Date;
fourth, to pay to Buyer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents;
fifth, to pay any custodial fees and expenses due and payable under the Custodial Agreement;
sixth, to pay to Buyer an amount equal to the aggregate Repurchase Price of all Purchased Assets (to be applied in such order and in such amounts as determined by Buyer in its discretion, until such Purchase Price has been reduced to zero) plus all other amounts due to Buyer under the Repurchase Documents;
seventh, to pay to Buyer all other Repurchase Obligations due to Buyer; and
eighth, to pay to Seller any remainder for its own account.
Section 5.04 Seller to Remain Liable. If the amounts remitted to Buyer as provided in Sections 5.02 and 5.03 are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any Repurchase Document on a Remittance Date, a Repurchase Date, upon the occurrence of an Event of Default or otherwise, Seller shall nevertheless remain liable for and shall pay to Buyer when due all such amounts.
ARTICLE 6
CONDITIONS PRECEDENT
Section 6.01 Conditions Precedent to Initial Transaction. Buyer shall not be obligated to enter into any Transaction or purchase any Asset until the following conditions have been satisfied in the discretion of Buyer, or waived by Buyer in its discretion, on and as of the Closing Date and the initial Purchase Date:
(a) Buyer has received the following documents, each dated the Closing Date or as of the Closing Date unless otherwise specified: (i) each Repurchase Document duly executed and delivered by the parties thereto, (ii) an official good standing certificate dated a recent date with respect to Seller (including in each jurisdiction where any Underlying Mortgaged Property is located to the extent necessary for Buyer to enforce its rights and remedies thereunder), (iii) certificates of the secretary or an assistant secretary of Seller with respect to attached copies of the Governing Documents and applicable resolutions of Seller, and the incumbencies and signatures of officers of Seller executing the Repurchase Documents to which it is a party, evidencing the authority of Seller with respect to the execution, delivery and performance thereof, (iv) a Closing Certificate, (v) an executed power of attorney of Seller in the form of Exhibit O, (vi) such opinions from counsel to Seller as Buyer may require in its discretion, including with respect to corporate matters, perfection of security interests, Investment Company Act of 1940 matters, and the applicability of Bankruptcy Code safe harbors, and (vii) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as it may require in its discretion;
(b) (i) UCC financing statements have been filed against Seller in all filing offices required by Buyer, (ii) Buyer has received such searches of UCC filings, tax liens, judgments, pending litigation and other matters relating to Seller and the Purchased Assets as Buyer may require in its discretion, and (iii) the results of such searches are satisfactory to Buyer in its discretion;
(c) Buyer has received payment from Seller of all fees and expenses then payable under this Agreement and the other Repurchase Documents, as contemplated by Section 13.02; and
(d) Buyer has completed to its satisfaction such due diligence and modeling as it may require in its discretion.
Section 6.02 Conditions Precedent to All Transactions. Buyer shall not be obligated to enter into any Transaction, purchase any Asset, or be obligated to take, fulfill or perform any other action hereunder, until the following additional conditions have been satisfied in the discretion of Buyer, or waived by Buyer in its discretion, with respect to each Asset on and as of the Purchase Date therefor:
(a) Buyer has received the following documents: (i) a Transaction Request, (ii) an Underwriting Package, (iii) a Confirmation, (iv) Irrevocable Redirection Notices, (v) a trust receipt and other items required to be delivered under the Custodial Agreement, and (vi) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may require in its discretion;
(b) immediately before such Transaction and after giving effect thereto and to the intended use thereof, no Representation Breach (including with respect to any Purchased Asset), Default, Event of Default, Margin Deficit or Material Adverse Effect exists;
(c) Buyer has completed its due diligence review of the Underwriting Package, Mortgage Loan Documents and such other documents, records and information as Buyer in its discretion deems appropriate, and the results of such reviews are satisfactory to Buyer in its discretion;

(d) Buyer has in its discretion (i) determined that such Asset is an Eligible Asset, (ii) approved the purchase of such Asset, (iii) obtained all necessary internal credit and other approvals for such Transaction, and (iv) executed the Confirmation;
(e) the aggregate outstanding Purchase Price of all Transactions does not exceed the Maximum Amount after giving effect to such Transaction;
(f) the Purchase Date is not later than the Closing Date and the Repurchase Date is not later than the Maturity Date;
(g) Seller has satisfied all requirements and conditions and have performed all covenants, duties, obligations and agreements contained in the Repurchase Documents to be performed by Seller on or before the Purchase Date;
(h) to the extent the related Mortgage Loan Documents or Junior Interest Documents contain notice, cure and other provisions in favor of a pledgee under a repurchase or warehouse facility, and without prejudice to the sale treatment of such Asset to Buyer, Buyer has received evidence that Seller has given notice to the applicable Persons of Buyer’s interest in such Asset and otherwise satisfied any other applicable requirements under such pledgee provisions so that Buyer is entitled to the rights and benefits of a pledgee under such pledgee provisions;
(i) (i) Buyer has received a copy of the Initial Interest Rate Protection Agreement and related documents, and (ii) no termination event, default or event of default (however defined) exists thereunder; and
(j) Buyer shall have received blank assignments of all Mortgage Loan Documents in appropriate form for recording in the jurisdiction in which the underlying real estate is located (the “Blank Assignment Documents”).
Each Confirmation delivered by Seller shall constitute a certification by Seller that all of the conditions precedent in this Article 6 have been satisfied, unless any such condition precedent was expressly waived in the related Confirmation.
The failure of Seller to satisfy any of the conditions precedent in this Article 6 with respect to any Transaction or Purchased Asset shall, unless such failure was waived in writing by Buyer in its discretion on or before the related Purchase Date, give rise to the right of Buyer at any time to rescind the related Transaction, whereupon Seller shall immediately pay to Buyer the Repurchase Price of such Purchased Asset.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants, on and as of the date of this Agreement, each Purchase Date, and at all times when any Repurchase Document or Transaction is in full force and effect, except as set forth in Schedule 2, as follows:

Section 7.01 Seller. Seller has been duly organized and validly exists in good standing as a limited liability company under the laws of the State of Delaware. Seller (a) has all requisite power, authority, legal right, licenses and franchises, (b) is duly qualified to do business in all jurisdictions necessary, and (c) has been duly authorized by all necessary action, to (w) own, lease and operate its properties and assets, (x) conduct its business as presently conducted, (y) execute, deliver and perform its obligations under the Repurchase Documents to which it is a party, and (z) acquire, own, sell, assign, pledge and repurchase the Purchased Assets. Seller’s exact legal name is set forth in the preamble and signature pages of this Agreement. Seller’s location (within the meaning of Article 9 of the UCC), and the office where Seller keeps all records (within the meaning of Article 9 of the UCC) relating to the Purchased Assets is at the address of Seller referred to in Annex 1. Seller has not changed its name or location within the past twelve (12) months. Seller’s organizational identification number is 4786854 and its tax identification number is 27-1869666. Seller is a wholly-owned Subsidiary of Guarantor. The fiscal year of Seller is the calendar year. Seller has no Indebtedness, Contractual Obligations or investments other than (a) ordinary trade payables, (b) in connection with Assets acquired or originated for the Transactions, and (c) the Repurchase Documents. Seller has no Guarantee Obligations.
Section 7.02 Repurchase Documents. Each Repurchase Document to which Seller is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity. The execution, delivery and performance by Seller of each Repurchase Document to which it is a party do not and will not (a) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any (i) Governing Document, Indebtedness, Guarantee Obligation or Contractual Obligation applicable to Seller or any of its properties or assets, (ii) Requirements of Law, or (iii) approval, consent, judgment, decree, order or demand of any Governmental Authority, or (b) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Seller. All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Seller of the Repurchase Documents to which it is a party and the sale of and grant of a security interest in each Purchased Asset to Buyer, have been obtained, effected, waived or given and are in full force and effect. The execution, delivery and performance of the Repurchase Documents do not require compliance by Seller with any “bulk sales” or similar law. There is no material litigation, proceeding or investigation pending or, to Seller’s Knowledge, threatened, against Seller, Manager, any Intermediate Starwood Entity or Guarantor before any Governmental Authority (a) asserting the invalidity of any Repurchase Document, (b) seeking to prevent the consummation of any Transaction, or (c) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
Section 7.03 Solvency. None of Seller, Manager, any Intermediate Starwood Entity or Guarantor is or has ever been the subject of an Insolvency Proceeding. Seller, Manager, each Intermediate Starwood Entity and Guarantor are Solvent and the Transactions do not and will not render Seller, Manager, any Intermediate Starwood Entity or Guarantor not Solvent. Seller is not entering into the Repurchase Documents or any Transaction with the intent to hinder, delay or defraud any creditor of Seller, Manager, any Intermediate Starwood Entity or Guarantor. Seller has received or will receive reasonably equivalent value for the Repurchase

Documents and each Transaction. Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.
Section 7.04 Taxes. Seller, Manager, each Intermediate Starwood Entity and Guarantor have filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges payable by them, or with respect to any of their properties or assets, which have become due, and income or franchise taxes have been paid or are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Seller, Manager, each Intermediate Starwood Entity and Guarantor have paid, or have provided adequate reserves for the payment of, all such taxes for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, audit or claim relating to any such taxes now pending or, to Seller’s Knowledge, threatened by any Governmental Authority which is not being contested in good faith as provided above. None of Seller, Manager, any Intermediate Starwood Entity or Guarantor has entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of taxes, or is aware of any circumstances that would cause the taxable years or other taxable periods of Seller, Manager, any Intermediate Starwood Entity or Guarantor not to be subject to the normally applicable statute of limitations. No tax liens have been filed against any assets of Seller, Manager, any Intermediate Starwood Entity or Guarantor. Seller does not intend to treat any Transaction as being a “reportable transaction” as defined in Treasury Regulation Section 1.6011–4. If Seller determines to take any action inconsistent with such intention, it will promptly notify Buyer, in which case Buyer may treat each Transaction as subject to Treasury Regulation Section 301.6112–1 and will maintain the lists and other records required thereunder.
Section 7.05 Financial Condition. The audited balance sheet of Guarantor as at the fiscal year most recently ended for which such audited balance sheet is available, and the related audited statements of income and retained earnings and of cash flows for the fiscal year then ended, setting forth in each case, except for the 2009 calendar year, in comparative form the figures for the previous year, reported on without a “going concern” or like qualification arising out of the audit conducted by Guarantor’s independent certified public accountants, copies of which have been delivered to Buyer, are complete and correct and present fairly the financial condition of Guarantor as of such date and the results of its operations and cash flows for the fiscal year then ended. All such financial statements, including related schedules and notes, were prepared in accordance with GAAP except as disclosed therein. Guarantor does not have any material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment, including any Derivative Contract, which is not reflected in the foregoing statements or notes. Since the date of the financial statements and other information delivered to Buyer prior to the Closing Date, neither Seller nor Guarantor has sold, transferred or otherwise disposed of any material part of its property or assets (except pursuant to the Repurchase Documents) or, except pursuant to the Purchase Agreement, acquired any property or assets (including Equity Interests of any other Person) that are material in relation to the financial condition of Seller.

Section 7.06 True and Complete Disclosure. The information, reports, certificates, documents, financial statements, operating statements, forecasts, books, records, files, exhibits and schedules furnished by or on behalf of Seller to Buyer in connection with the Repurchase Documents and the Transactions, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with the Repurchase Documents and the Transactions will be true, correct and complete in all material respects, or in the case of projections will be based on reasonable estimates prepared and presented in good faith, on the date as of which such information is stated or certified.
Section 7.07 Compliance with Laws. Seller has complied in all material respects with all Requirements of Laws, and, to Seller’s Actual Knowledge, no Purchased Asset contravenes any Requirements of Laws. Neither Seller nor any Affiliate of Seller (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act of 1917, (b) is in violation of any Anti-Terrorism Laws, (c) is a blocked person described in Section 1 of Executive Order 13224 or to its Knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by the Office of Foreign Assets Control, (e) is a Sanctioned Entity, (f) has more than 10% of its assets located in Sanctioned Entities, or (g) derives more than 10% of its operating income from investments in or transactions with Sanctioned Entities. The proceeds of any Transaction have not been and will not be used to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Entity. Seller is a “qualified purchaser” as defined in the Investment Company Act of 1940. None of Seller, Manager, any Intermediate Starwood Entity or Guarantor (a) is or is controlled by an “investment company” as defined in such Act or is exempt from the provisions of such Act, (b) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (c) is subject to regulation by any Governmental Authority limiting its ability to incur the Repurchase Obligations. No properties presently or previously owned or leased by Seller, Manager, any Intermediate Starwood Entity or Guarantor, or any of their respective predecessors contain or previously contained any Materials of Environmental Concern which constitute or constituted a violation of Environmental Laws or reasonably could be expected to give rise to liability of Seller, Manager, any Intermediate Starwood Entity or Guarantor thereunder. Seller has no Actual Knowledge of any violation, alleged violation, non-compliance, liability or potential liability of Seller, Manager, any Intermediate Starwood Entity or Guarantor under any Environmental Law. Materials of Environmental Concern have not been released, transported, generated, treated, stored or disposed of in violation of Environmental Laws or in a manner which reasonably could be expected to give rise to liability of Seller, Manager, any Intermediate Starwood Entity or Guarantor thereunder. Seller and all Affiliates of Seller are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto. Neither Seller nor any Affiliate of Seller has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Seller, any Affiliate of Seller or any other Person, in violation of the Foreign Corrupt Practices Act.
Section 7.08 Compliance with ERISA. With respect to Guarantor, any Intervening Starwood Entity or Seller, during the immediately preceding five (5) year period, (a) neither a Reportable Event nor an “accumulated funding deficiency” as defined in the Code or ERISA has occurred, (b) each Plan has complied in all material respects with the applicable provisions of the Code and ERISA, (c) no termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and (d) no Lien in favor of the Pension Benefit Guaranty Commission or a Plan has arisen. The present value of all accrued benefits under each Single Employer Plan (based on the assumptions used to fund such Plan) relating to Guarantor, any Intervening Starwood Entity or Seller did not, as of the last annual valuation date prior to the date hereof, exceed the value of the assets of such Plan allocable to such accrued benefits. None of Guarantor, any Intervening Starwood Entity or Seller is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.
Section 7.09 No Default or Material Adverse Effect. No Event of Default and, to Seller’s Knowledge, no Default exists. Seller believes that it is and will be able to pay and perform each agreement, duty, obligation and covenant contained in the Repurchase Documents and Mortgage Loan Documents to which it is a party, and that it is not subject to any agreement, obligation, restriction or Requirements of Law which would unduly burden its ability to do so or could reasonably be expected to have a Material Adverse Effect. Seller has no Knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect. No Internal Control Event has occurred.
Section 7.10 Purchased Assets. Each Purchased Asset is an Eligible Asset. Each representation and warranty set forth in the Repurchase Documents (including those set forth in Schedules 1(a) and 1(b) applicable to the Class of such Purchased Asset) with respect to each Purchased Asset is true and correct. Seller has delivered to Custodian true, correct and complete copies of the Mortgage Loan Documents and Junior Interest Documents, as applicable, relating to each Purchased Asset. Seller has no Actual Knowledge of any fact which could reasonably lead it to expect that any Purchased Asset will not be paid in full. None of the Mortgage Loan Documents has any marks or notations indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed to any Person other than Buyer. If any Mortgage Loan Document requires the holder or transferee of the related Purchased Asset to be a qualified transferee, qualified institutional lender or qualified lender (however defined), Seller meets such requirement. Assuming that Buyer also meets such requirement, the assignment and pledge of such Purchased Asset to Buyer pursuant to the Repurchase Documents do not violate such Mortgage Loan Document. Seller and all Affiliates of Seller (a) have sold and transferred all Servicing Rights with respect to the Purchased Assets to Buyer, and (b) have no retained interests.
Section 7.11 Purchased Assets Acquired from Transferors. With respect to each Purchased Asset purchased by Seller from a Transferor, (a) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an

Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, and (e) the representations and warranties made by such Transferor to Seller or such Affiliate in such Purchase Agreement and set forth on the attached Exhibit Q hereto are hereby incorporated herein by reference and are hereby remade by Seller to Buyer on each date as of which they speak in such Purchase Agreement.
Section 7.12 Transfer and Security Interest. The Repurchase Documents constitute a valid and effective transfer to Buyer of all right, title and interest of Seller in, to and under all Purchased Assets (together with all related Servicing Rights), free and clear of any Liens (other than Permitted Liens). With respect to the protective security interest granted by Seller in Section 11.01, upon the delivery of the Confirmations and the Mortgage Loan Documents to Custodian, the execution and delivery of the Controlled Account Agreements and the filing of the UCC financing statements as provided herein, such security interest shall be a valid first priority perfected security interest to the extent such security interest can be perfected by possession, filing or control under the UCC, subject only to Permitted Liens. Upon receipt by Custodian of each Mortgage Loan Document required to be endorsed in blank by Seller and payment by Buyer of the Purchase Price for the related Purchased Asset, Buyer shall either (a) own such Purchased Asset and the related Mortgage Loan Documents or (b) have a valid first priority perfected security interest in such Purchased Asset and the related Mortgage Loan Documents. At Buyer’s election (and at Buyer’s sole cost and expense, only if completed and recorded by Buyer prior to a Default or Event of Default), Buyer may complete and record any or all of the Blank Assignment Documents as further evidence of Buyer’s ownership interest in the related Purchased Assets. Seller has not authorized the filing of and is not aware of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.
Section 7.13 No Broker. Neither Seller nor any Affiliate of Seller has dealt with any broker, investment banker, agent or other Person, except for Buyer or an Affiliate of Buyer, who may be entitled to any commission or compensation in connection with any Transaction.
Section 7.14 Initial Interest Rate Protection Agreement. (a) Guarantor has entered into the Initial Interest Rate Protection Agreement, (b) such Initial Interest Rate Protection Agreement is in full force and effect, and (c) no termination event, default or event of default (however defined) exists thereunder.
Section 7.15 Separateness. Seller is in compliance with the requirements of Article 9.
Section 7.16 REIT Status. Guarantor has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. Guarantor for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

Section 7.17 Investment Company Act. Neither Seller, any Intermediate Starwood Entity or Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the 40 Act.
Section 7.18 Conveyance of Excluded Assets. At the time Seller transferred ownership of the Excluded Assets, such transfer was accomplished through a dividend of such Excluded Assets to Principal in accordance with the organizational documents and requirements of Seller and Principal, and without recourse and without any representation or warranty or continuing obligation or liability to Seller, Manager, any Intermediate Starwood Entity or Guarantor.
ARTICLE 8
COVENANTS OF SELLER
From the date hereof until the Repurchase Obligations are paid in full and the Repurchase Documents are terminated, Seller shall perform and observe the following covenants, which shall be given independent effect.
Section 8.01 Existence; Governing Documents; Conduct of Business. Seller shall (a) preserve and maintain its legal existence, (b) qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, (c) comply with its Governing Documents, including all special purpose entity provisions, and (d) not modify, amend or terminate its Governing Documents in any material respect, without Buyer’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Seller shall (a) continue to engage in the same (and no other) general lines of business as presently conducted by it, (b) maintain and preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business, and (c) maintain Seller’s status as a qualified transferee, qualified institutional lender or qualified lender (however defined) if and to the extent required under the Mortgage Loan Documents. Seller shall not (a) change its name, organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), move the location of its principal place of business and chief executive office, as defined in the UCC) from the location referred to in Section 7.01, or (b) move, or consent to Custodian moving, the Mortgage Loan Documents from the location thereof on the Closing Date, unless in each case Seller has given at least thirty (30) days prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets. Seller shall enter into each Transaction as principal, unless Buyer in its discretion agrees before a Transaction that Seller may enter into such Transaction as agent for a principal and under terms and conditions disclosed to Buyer.
Section 8.02 Compliance with Laws, Contractual Obligations and Repurchase Documents. Seller shall comply in all material respects with all Requirements of Laws, including those relating to any Purchased Asset and to the reporting and payment of taxes. No part of the proceeds of any Transaction shall be used for any purpose that violates Regulation T, U or X of the Board of Governors of the Federal Reserve System. Seller shall conduct the requisite due diligence in connection with the origination or acquisition of each Asset for purposes of complying with the Anti–Terrorism Laws, including with respect to the legitimacy of the applicable Underlying Obligor and the origin of the assets used by such Person to purchase the Underlying Mortgaged Property, and will maintain sufficient information to identify such Person for purposes of the Anti–Terrorism Laws. Seller shall maintain the Custodial Agreement and Controlled Account Agreement in full force and effect. Seller shall not directly or indirectly enter into any agreement that would be violated or breached by any Transaction or the performance by Seller of any Repurchase Document.
Section 8.03 Structural Changes. Seller shall not enter into merger or consolidation, or liquidate, wind up or dissolve, or sell all or substantially all of its assets or properties, or permit any changes in the ownership of its Equity Interests which results in a Change of Control of Seller, without the consent of Buyer in its discretion (unless, in any of the foregoing cases, the Repurchase Obligations are paid in full in connection with any such transaction). Seller shall ensure that all direct Equity Interests of Seller shall continue to be owned by the owner or owners thereof as of the date hereof. Seller shall ensure that neither the Equity Interests of Seller nor any property or assets of Seller shall be pledged to any Person other than Buyer. Seller shall not enter into any transaction with an Affiliate of Seller unless such transaction is on market and arm’s-length terms and conditions.
Section 8.04 Protection of Buyer’s Interest in Purchased Assets. With respect to each Purchased Asset, Seller shall take all action necessary or required by the Repurchase Documents, Mortgage Loan Documents or Requirements of Law, or reasonably requested by Buyer, to perfect, protect and more fully evidence Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Mortgage Loan Documents, including executing or causing to be executed such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto. Seller shall comply with all requirements of the Custodial Agreement with respect to each Purchased Asset, including the delivery to Custodian of all required Mortgage Loan Documents. Seller shall (a) not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien (other than Permitted Liens) on any Purchased Asset to or in favor of any Person other than Buyer, (b) defend such Purchased Asset against, and take such action as is necessary to remove, any such Lien, and (c) defend the right, title and interest of Buyer in and to all Purchased Assets against the claims and demands of all Persons whomsoever. Notwithstanding the foregoing, if Seller grants a Lien on any Purchased Asset in violation of this Section 8.04 or any other Repurchase Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Default or Event of Default. Seller shall not materially amend, modify, waive or terminate any provision of the Purchase Agreement or the Sub-Servicing Agreement. Seller shall mark its computer records and tapes to evidence the interests granted to Buyer hereunder. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer in its discretion.

Section 8.05 Actions of Seller Relating to Distributions, Indebtedness, Guarantee Obligations, Contractual Obligations, Investments and Liens. At any time after the occurrence and during the continuance of any Default under Sections 10.01(a) or 10.01(f), any Event of Default or any breach of the Debt Yield Test, Seller shall not declare or make any payment on account of, or set apart assets for, a sinking or similar fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of Seller, Manager, any Intermediate Starwood Entity or Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller, Manager, any Intermediate Starwood Entity or Guarantor. Seller shall not contract, create, incur, assume or permit to exist any Indebtedness, Guarantee Obligations, Contractual Obligations or Investments, except to the extent (a) arising or existing under the Repurchase Documents, (b) existing as of the Closing Date, as referenced in the financial statements delivered to Buyer prior to the Closing Date, and any renewals, refinancings or extensions thereof in a principal amount not exceeding that outstanding as of the date of such renewal, refinancing or extension, (c) incurred after the Closing Date to originate or acquire Assets or to provide funding with respect to Assets, (d) pursuant to the Initial Interest Rate Protection Agreement entered into in order to manage risks related to Assets, and (e) unsecured trade payables and personal property leases and financings incurred in the ordinary course of business, so long as the maximum outstanding amount of all liabilities described in this clause (e) shall at no time exceed an amount equal to three hundred thousand dollars ($300,000). Seller shall not (a) contract, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets (including the Purchased Assets) of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens, or (b) except as provided in the preceding clause (a), grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts or purports to prohibit or restrict the granting of any Lien on any of the foregoing.
Section 8.06 Maintenance Records. Seller shall keep and maintain all documents, books, records and other information (including with respect to the Purchased Assets) that are reasonably necessary or advisable in the conduct of its business.
Section 8.07 Financial Covenants.
(a) Seller shall comply with the Debt Yield Test at all times. Buyer shall have the right, in its discretion, to test for compliance with the Debt Yield Test for any calendar quarter, which may be tested at such times as Buyer determines, and any failure of Buyer to do so as of any particular date shall not constitute a waiver of Buyer’s right to do so at any time thereafter. Buyer agrees that in the event that it declares a Debt Yield Test compliance breach and Seller pays any and all amounts payable in full with respect to such compliance breach in accordance with Section 4.01(d), the Buyer shall not declare an additional Debt Yield Test compliance breach with respect to the calendar quarter that was the subject of the cured compliance breach; provided that this sentence shall not prevent Buyer from making any declaration of any other Event of Default hereunder and shall not act to prevent Buyer from declaring a breach of the Debt Yield Test at any other time.
(b) Seller shall not permit its Net Income during any fiscal year to be less than zero.

Section 8.08 Delivery of Income. Seller shall, and pursuant to Irrevocable Redirection Notices shall cause the Underlying Obligors under the Purchased Assets and all other applicable Persons to, deposit all Income in respect of the Purchased Assets into the Servicing Agreement Account or the Collection Account in accordance with Section 5.01 hereof on the day the related payments are due. Seller, Servicer and Sub-Servicer (a) shall comply with and enforce each Irrevocable Redirection Notice, (b) shall not amend, modify, waive, terminate or revoke any Irrevocable Redirection Notice without Buyer’s consent in its discretion, and (c) shall take all reasonable steps to enforce each Irrevocable Redirection Notice. In connection with each principal payment or prepayment under a Purchased Asset, Seller shall provide or cause to be provided to Buyer and Custodian sufficient detail to enable Buyer and Custodian to identify the Purchased Asset to which such payment applies. If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request. If any Income is received by Seller or any Affiliate of Seller, Seller shall pay or deliver such Income to Buyer on behalf of Buyer within two (2) Business Days after receipt, and, until so paid or delivered, hold such Income in trust for Buyer, segregated from other funds of Seller.
Section 8.09 Delivery of Financial Statements and Other Information. Seller shall deliver the following to Buyer, as soon as available and in any event within the time periods specified:
(a) within forty-five (45) days after the end of each fiscal quarter and each fiscal year of Guarantor, (i) the unaudited balance sheets of Guarantor as at the end of such period, (ii) the related unaudited statements of income, retained earnings and cash flows for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, and (iii) a Compliance Certificate;
(b) within ninety (90) days after the end of each fiscal year of Guarantor, (i) the audited balance sheets of Guarantor as at the end of such fiscal year, (ii) the related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, (iii) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of Guarantor as at the end of and for such fiscal year in accordance with GAAP, (iv) a projections of Guarantor of the operating budget and cash flow budget of Guarantor for the following fiscal year, to the extent such is prepared and (v) a Compliance Certificate;
(c) all reports submitted to Guarantor by independent certified public accountants in connection with each annual, interim or special audit of the books and records of Guarantor made by such accountants, including any management letter commenting on Guarantor’s internal controls;

(d) with respect to each Purchased Asset and related Underlying Mortgaged Property, on or before each Remittance Date, all remittance, servicing, securitization, exception and other reports, if any, and all operating and financial statements and rent rolls of all Underlying Obligors for all Mortgaged Properties during the prior month, when and as received from Sub-Servicer, an Underlying Obligor, a third-party servicer or from any other source;
(e) all financial statements, reports, notices and other documents that Guarantor sends to holders of its Equity Interests or makes to or files with any Governmental Authority, promptly after the delivery or filing thereof;
(f) any other material agreements, correspondence, documents or other information not included in the Underwriting Package on the Closing Date, which is related to Seller or the Purchased Assets, as soon as possible after the discovery thereof by Seller, any Intermediate Starwood Entity or Guarantor; and
(g) such other information regarding the financial condition, operations or business of Seller, Guarantor or any Underlying Obligor as Buyer may reasonably request including, without limitation, any such information which is otherwise necessary to allow Buyer to monitor compliance with the terms of the Repurchase Documents.
Section 8.10 Delivery of Notices. Seller shall promptly (and in no event later than one (1) Business Day from the date of each such occurrence) notify Buyer of the occurrence of any of the following of which Seller has Knowledge, together with a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:
(a) a Representation Breach;
(b) any of the following: (i) with respect to any Purchased Asset or related Underlying Mortgaged Property: material change in Market Value, material loss or damage, material licensing or permit issues, violation of Requirements of Law, discharge of or damage from Material of Environmental Concern or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow, and (ii) with respect to Seller: violation of Requirements of Law, material decline in the value of Seller’s assets or properties, an Internal Control Event or other event or circumstance that could reasonably be expected to have a Material Adverse Effect;
(c) the existence of any Default, Event of Default or material default under or related to a Purchased Asset, Mortgage Loan Document, Indebtedness, Guarantee Obligation or Contractual Obligation of Seller;
(d) the resignation or termination of Sub-Servicer under the Sub-Servicing Agreement;
(e) the establishment of a rating by any Rating Agency applicable to Seller, Guarantor, Manager or any Intermediate Starwood Entity, and any downgrade in or withdrawal of such rating once established;

(f) the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceedings before any Governmental Authority that (i) affects Seller, Guarantor, any Purchased Asset or any Underlying Mortgaged Property, (ii) questions or challenges the validity or enforceability of any Repurchase Document, Transaction, Purchased Asset or Mortgage Loan Document, or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect; and
(g) promptly upon Knowledge thereof, notice of any change in Guarantor’s status as a REIT.
Section 8.11 Hedging. The terms and provisions governing Hedging under this Section 8.11 are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.
Section 8.12 Escrow Imbalance. Seller shall, no later than ten (10) Business Days after learning of any material overdraw, deficit or imbalance in any escrow or reserve account relating to a Purchased Asset, use reasonable efforts to cause the applicable Underlying Obligor to correct and eliminate the same, including by depositing funds into such account.
Section 8.13 Guarantee Agreement. If at any time (a) the obligations of any Guarantor under the Guarantee Agreement shall cease to be in effect, (b) any Insolvency Event has occurred with respect to Guarantor, or (c) any violation of any provision set forth in Section 9 of the Guarantee Agreement should occur and be continuing (any of the foregoing events, a “Guarantee Default”), then, within sixty (60) days after the occurrence of any such Guarantee Default, Seller shall cause a replacement guarantor acceptable to Buyer in its discretion to assume in writing all obligations of Guarantor under the Guarantee Agreement or become a Guarantor, as Buyer deems necessary in its discretion to correct such Guarantee Default.
Section 8.14 Management Internalization. Seller shall not permit Guarantor to internalize its management without Buyer’s prior written approval, which shall not be unreasonably withheld.
Section 8.15 REIT Status. Guarantor shall at all times continue to be (i) qualified as a REIT as defined in Section 856 of the Code without giving any effect to any cure or corrective periods or allowances, (ii) entitled to a dividends paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 REIT filed with the United States Internal Revenue Service for such year, or the entering into by it of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code, and (iii) a publicly traded company listed, quoted or traded on and in good standing in respect of any Stock Exchange.
Section 8.16 Certain Post-Closing Obligations.Section 8.17 Each of the following post-closing conditions must be satisfied on or before the dates specified therein, as determined by Buyer in its sole discretion:
(a) On or before May 31, 2010, for all of the accounts described in Section 17.02 which are maintained in connection with the Purchased Assets described on Exhibit R hereto, Seller shall use all reasonable, good faith best efforts to cause the Underlying

Obligors to enter into the contractual arrangements with Buyer and Seller that are necessary in order to create a perfected security interest in favor of Seller (for the joint benefit of both Seller and Buyer) in all such accounts, including, without limitation, an Account Control Agreement in form and substance reasonably acceptable to Buyer in its sole discretion.
(b) On or before April 2, 2010, Seller shall provide Buyer with evidence of the delivery of executed copies of irrevocable direction notices, each in form and substance acceptable to Buyer in its discretion, to all depository institutions that maintain escrow accounts in connection with any Purchased Assets. On or before April 30, 2010, Seller shall provide Buyer with copies of all such irrevocable direction notices, countersigned by the related Mortgagors and the related depository institutions.
(c) On or before May 2, 2010, Seller shall resolve, to Buyer’s satisfaction determined in its discretion, all of the open items listed on the Custodian’s exception report, a copy of which is attached hereto as Exhibit 8.16(c), which evidence shall include, without limitation, (a) for all unrecorded documents, the delivery to Buyer of either recorded copies or evidence that they have been delivered for recording, and (b) for all newly filed UCC-1 financing statements, the delivery to Buyer of recorded copies of the same, together with currently dated and clean copies of new UCC searches at all related filing locations.
(d) On or before April 30, 2010, Seller shall provide Buyer with evidence reasonably acceptable to Buyer that insurance coverage reasonably acceptable to Buyer is currently in full force and effect in connection with the Underlying Mortgage Loan commonly known as Constellation Place.
(e) On or before April 30, 2010, Seller shall provide Buyer with (i) a re-issued original copy of the existing $5,000,000 Letter of Credit, originally issued by U.S. Bank, National Association in connection with the Whole Loans commonly known as the Lifetime Fitness loans, naming Seller as sole beneficiary and containing a written acknowledgement from the issuing bank of Buyer’s security interest therein, and (ii) issued original copies of the two (2) existing Letters of Credit in the aggregate face amount of $2,960,313.66, originally issued by Citibank, N.A., as re-issued by Wells Fargo Bank, National Association in connection with the Whole Loans commonly known as the 301 Carlson Parkway Loan and the 401 Carlson Parkway Loan, respectively in the face amounts of $550,198.57 and $531,384.75, naming Seller as sole beneficiary and containing written acknowledgements from the issuing bank of Buyer’s security interests therein.
(f) On or before 5:00 PM on April 2, 2010, Seller shall deliver a fully executed, currently dated and properly completed Compliance Certificate to Buyer.
ARTICLE 9
SINGLE-PURPOSE ENTITY
Section 9.01 Covenants Applicable to Seller. Seller shall (a) own, and, other than the Excluded Assets, has owned no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Agreement and any other

Repurchase Document, (b) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) with respect to the Mortgage Loan Documents and the Retained Interests, (ii) commitments to make loans which may become Eligible Assets, and (iii) as otherwise permitted under this Agreement, (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the origination or acquisition of Assets for purchase under the Repurchase Documents, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, (e) comply with the provisions of its Governing Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents in any material respect without the prior written approval of Buyer, (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law), (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, (j) not engage in or suffer any change of Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein), (k) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others, (l) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (m) not hold itself out to be responsible for the debts or obligations of any other Person, (n) not, without the prior unanimous written consent of all of its Independent Directors, take any Insolvency Action, (o) (i) have at all times at least one Independent Director, or such greater number if necessary to comply with customary industry standards then-currently applicable to bankruptcy remote entities, and (ii) provide Buyer with up-to-date contact information for all Independent Director(s) and a copy of the agreement pursuant to which each Independent Director consents to and serves as an “Independent Director” for Seller, (p) the Governing Documents for Seller shall provide (i) that Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of the Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (ii) that the Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the Equity Interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, the Insolvency Action; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (q) not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction, (r) maintain a sufficient number of employees in light of contemplated business operations, (s) use separate stationary, invoices and checks bearing its own name, and (t) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, and (u) not pledge its assets to secure the obligations of any other Person, and (v) not form, acquire or hold any Subsidiary or own any Equity Interest in any other entity.
Section 9.02 Additional Covenants Applicable to Seller. (a) Seller (i) shall be a Delaware limited liability company, (ii) shall have at least one Independent Director or Independent Manager serving as manager of such company, (iii) shall not take any Insolvency Action and shall not cause or permit the members or managers of such entity to take any Insolvency Action, either with respect to itself or, if the company is a Principal, with respect to Seller, in each case unless all of its Independent Directors or Independent Managers then serving as managers of the company shall have consented in writing to such action, and (iv) shall have either (A) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (B) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the resignation or dissolution of the last remaining member of the company.
ARTICLE 10
EVENTS OF DEFAULT AND REMEDIES
Section 10.01 Events of Default. Each of the following events shall be an “Event of Default”:
(a) Seller fails to make a payment of (i) Repurchase Price (other than Price Differential) when due, whether by acceleration or otherwise, (ii) Price Differential when due, or (iii) any other amount (including all unpaid Margin Deficits) when due, in each case under the Repurchase Documents;
(b) Seller fails to observe or perform in any material respect any other Repurchase Obligation of Seller under the Repurchase Documents or the Mortgage Loan Documents to which Seller is a party, and (except in the case of a failure to perform or observe the Repurchase Obligations of Seller under Section 8.04 and 18.08(a)) such failure continues unremedied for five (5) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller (or such longer period as agreed to by Buyer in its discretion, not to exceed fifteen (15) days from the date of the underlying breach, but only if such underlying breach is capable of being cured and so long as Seller diligently and continuously takes all actions necessary to cure such underlying breach);
(c) any Representation Breach (other than a breach of any of the representations and warranties set forth on Schedules 1(a) and 1(b) hereto, which will not, in and of themselves, be Events of Default) exists and continues unremedied for ten (10) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such Representation Breach by Seller;
(d) Seller or Guarantor defaults beyond any applicable grace period in paying any amount or performing any obligation under any Indebtedness, Guarantee Obligation or Contractual Obligation with an outstanding amount of at least $100,000 with respect to Seller, or $25,000,000 with respect to Guarantor, and the effect of such default is to permit the acceleration thereof (regardless of whether such default is waived or such acceleration occurs);
(e) Seller or Guarantor defaults beyond any applicable grace period in paying any amount or performing any obligation due to Buyer or any Affiliate of Buyer under any other financing, hedging, security or other agreement between Seller or Guarantor and Buyer or any Affiliate of Buyer;
(f) an Insolvency Event occurs with respect to Seller, any Intermediate Starwood Entity or Guarantor;
(g) a Change of Control occurs with respect to Seller, Manager, any Intermediate Starwood Entity or Guarantor, without the prior written consent of Buyer, not to be unreasonably withheld;
(h) a final judgment or judgments for the payment of money in excess of $100,000 with respect to Seller, or $25,000,000 with respect to Guarantor, in each case in the aggregate and in each case that is not insured against is entered against Seller or Guarantor by one or more Governmental Authorities and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within thirty (30) days from the date of entry thereof;
(i) a Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller, (ii) displace the management of Seller or curtail its authority in the conduct of the business of Seller, or (iii) terminate the activities of Seller as contemplated by the Repurchase Documents;
(j) Seller, any Intermediate Starwood Entity or Guarantor admits in writing that it is not Solvent or is not able to perform any of its Repurchase Obligations, Contractual Obligations, Guarantee Obligations, Capital Lease Obligations or Off-Balance Sheet Obligations;
(k) any provision of the Repurchase Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller thereunder, or any Lien, security interest or control granted under or in connection with the Repurchase Documents or Purchased Assets terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any other Person, in each case directly, indirectly, in whole or in part, except that, Seller have a period of three (3) Business Days from the date of each such violation to either repurchase the related Purchased Asset from Buyer pursuant to Section 3.05 or cure the related breach, as such cure is determined by Buyer in its discretion;
(l) Buyer ceases for any reason to have a valid and perfected first priority security interest in any Purchased Asset except that, Seller have a period of three (3) Business Days from the date of each such violation to cure the related breach, as such cure is determined by Buyer in its discretion;
(m) Seller, any Intermediate Starwood Entity or Guarantor is required to register as an “investment company” (as defined in the 40 Act) or the arrangements contemplated by the Repurchase Documents shall require registration of Seller, Manager, any Intermediate Starwood Entity or Guarantor as an “investment company”;
(n) Seller engages in any conduct or action where Buyer’s prior consent is required by any Repurchase Document and Seller fails to obtain such consent;
(o) Seller, Sub-Servicer, Guarantor, Manager, any Intermediate Starwood Entity or any other Person or, due to the action or inaction of any of the foregoing, (but not merely as a result of the unprompted failure by any Underlying Obligor to make a payment under a Purchased Asset) any Underlying Obligor or any other Person fails to deposit to the Servicing Agreement Account or the Collection Account all Income and other amounts as required by Section 5.01 and other provisions of this Agreement within two (2) Business Days of when due;
(p) Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets;
(q) Guarantor fails (i) to qualify as a REIT (without giving any effect to any cure or corrective periods or allowances), or (ii) to continue to be entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120- REIT filed with the United States Internal Revenue Service for such year, or the entering into by Guarantor of “prohibited transactions” as defined in Sections 857(b)(6)(B)(iii) of the Code (taking into account Sections 857(b)(6)(C), 857(b)(6)(D) and 857(b)(6)(E) of the Code) or (iii) to satisfy any of the income or asset tests required to be satisfied by a REIT;
(r) Guarantor breaches any of the obligations, terms or conditions set forth in the Guarantee Agreement and such breach remains uncured for at least three (3) Business Days; or
(s) Any Material Modification is made to any Purchased Asset or any Mortgage Loan Document without the prior written consent of Buyer.
Section 10.02 Remedies of Buyer as Owner of the Purchased Assets. If an Event of Default exists, at the option of Buyer, exercised by notice to Seller (which option shall be deemed to be exercised, even if no notice is given, automatically and immediately upon the occurrence of an Event of Default under Section 10.01(f)), the Repurchase Date for all Purchased

Assets shall be deemed automatically and immediately to occur (the date on which such option is exercised or deemed to be exercised, the “Accelerated Repurchase Date”). If Buyer exercises or is deemed to have exercised the foregoing option:
(a) All Repurchase Obligations shall become immediately due and payable on and as of the Accelerated Repurchase Date.
(b) All amounts in the Collection Account and/or the Servicing Agreement Account and all Income paid after the Accelerated Repurchase Date shall be retained by Buyer and applied in accordance with Article 5.
(c) Buyer may complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank and otherwise obtain physical possession of all Mortgage Loan Documents and other instruments, certificates and documents then held by Custodian under the Custodial Agreement. Buyer may obtain physical possession of all Servicing Files, Servicing Agreements and other files and records of Seller, Servicer or Sub-Servicer. Seller shall deliver to Buyer such assignments and other documents with respect thereto as Buyer shall request.
(d) Buyer may in its discretion immediately, at any time and from time to time, exercise either of the following remedies with respect to any or all of the Purchased Assets: (i)  sell such Purchased Assets on a servicing-released basis in a recognized market and by means of a public or private sale at such price or prices as Buyer accepts in its discretion, and apply the net proceeds thereof in accordance with Article 5, or (ii) retain such Purchased Assets and give Seller credit against the Repurchase Price for such Purchased Assets (or if the amount of such credit exceeds the Repurchase Price for such Purchased Assets, to other Repurchase Obligations due and any other amounts then owing to Buyer by any other Person pursuant to any Repurchase Document, in such order and in such amounts as determined by Buyer in its discretion), in an amount equal to the market value of such Purchased Assets. Until such time as Buyer exercises either such remedy with respect to a Purchased Asset, Buyer may hold such Purchased Asset for its own account and retain all Income with respect thereto.
(e) The Parties agree that the Purchased Assets are of such a nature that they may decline rapidly in value, and may not have a ready or liquid market. Accordingly, Buyer shall not be required to sell more than one Purchased Asset on a particular Business Day, to the same purchaser or in the same manner. Buyer may determine in its discretion whether, when and in what manner a Purchased Asset shall be sold, it being agreed that both a good faith public and a good faith private sale shall be deemed to be commercially reasonable. Except as expressly required herein or in the other Repurchase Documents, Buyer shall not be required to give notice to Seller or any other Person prior to exercising any remedy in respect of an Event of Default. If no prior notice is given, Buyer shall give notice to Seller of the remedies exercised by Buyer promptly thereafter. Buyer shall act in good faith in exercising its rights and remedies under this Article 10.
(f) Seller shall be liable to Buyer for (i) any amount by which the Repurchase Obligations due to Buyer exceed the aggregate of the net proceeds and credits referred to in the preceding clause (d), (ii) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (iii) any costs and losses payable under Section 12.03, and (iv) any other actual loss, damage, cost or expense resulting from the occurrence of an Event of Default.
(g) Buyer shall be entitled to an injunction, an order of specific performance or other equitable relief to compel Seller to fulfill any of its obligations as set forth in the Repurchase Documents, including this Article 10, if Seller fails or refuses to perform its obligations as set forth herein or therein.
(h) Seller hereby appoints Buyer as attorney-in-fact of Seller for purposes of carrying out the Repurchase Documents, including executing, endorsing and recording any instruments or documents and taking any other actions that Buyer deems necessary or advisable to accomplish such purposes, which appointment is coupled with an interest and is irrevocable.
(i) Buyer may, without prior notice to Seller, exercise any or all of its set-off rights including those set forth in Section 18.17. This Section 10.02(i) shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.
(j) All rights and remedies of Buyer under the Repurchase Documents, including those set forth in Section 18.17, are cumulative and not exclusive of any other rights or remedies which Buyer may have and may be exercised at any time when an Event of Default exists. Such rights and remedies may be enforced without prior judicial process or hearing. Seller agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length. Seller hereby expressly waives any defenses Seller might have to require Buyer to enforce its rights by judicial process or otherwise arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or any other election of remedies.
ARTICLE 11
SECURITY INTEREST
Section 11.01 Grant. Buyer and Seller intend that all Transactions shall be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, to preserve and protect Buyer’s rights with respect to the Purchased Assets and under the Repurchase Documents in the event that any Governmental Authority recharacterizes the Transactions as other than sales, and as security for Seller’s performance of the Repurchase Obligations, Seller hereby grants to Buyer a Lien on and security interest in all of the right, title and interest of Seller in, to and under the Purchased Assets (which for this purpose shall be deemed to include the items described in the proviso in the definition thereof), and the transfers of the Purchased Assets to Buyer shall be deemed to constitute and confirm such grant, to secure the payment and performance of the Repurchase Obligations (including the obligation of Seller to pay the Repurchase Price, or if the Transactions are recharacterized as loans, to repay such loans for the Repurchase Price).

Section 11.02 Effect of Grant. If any circumstance described in Section 11.01 occurs, (a) this Agreement shall also be deemed to be a security agreement as defined in the UCC, (b) Buyer shall have all of the rights and remedies provided to a secured party by Requirements of Law (including the rights and remedies of a secured party under the UCC and the right to set off any mutual debt and claim) and under any other agreement between Buyer and Seller, (c) without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of the Repurchase Obligations, without prejudice to Buyer’s right to recover any deficiency, (d) the possession by Buyer or any of its agents, including Custodian, of the Mortgage Loan Documents, the Purchased Assets and such other items of property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting such security interest under the UCC and Requirements of Law, and (e) notifications to Persons (other than Buyer) holding such property, and acknowledgments, receipts or confirmations from Persons (other than Buyer) holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the secured party for the purpose of perfecting such security interest under the UCC and Requirements of Law. The security interest of Buyer granted herein shall be, and Seller hereby represents and warrants to Buyer that it is, a first priority perfected security interest. For the avoidance of doubt, (i) each Purchased Asset secures the Repurchase Obligations of Seller with respect to all other Transactions and all other Purchased Assets, including any Purchased Assets that are junior in priority to the Purchased Asset in question, and (B) if an Event of Default exists, no Purchased Asset will be released from Buyer’s Lien or transferred to Seller until the Repurchase Obligations are indefeasibly paid in full provided, however, notwithstanding the foregoing, Buyer shall be required to release its Lien on any Purchased Asset in the event of a repayment in full by the underlying borrower of any Mortgage Loan or Junior Interest and Seller’s payment of the Repurchase Price with respect to such Purchased Asset in accordance with Section 3.05. Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.
Section 11.03 Seller to Remain Liable. The parties agree that the grant of a security interest under this Article 11 shall not constitute or result in the creation or assumption by Buyer of any Retained Interest or other obligation of Seller or any other Person in connection with any Purchased Asset, whether or not Buyer exercises any right with respect thereto. Seller shall remain liable under the Purchased Assets and Mortgage Loan Documents to perform all of Seller’s duties and obligations thereunder to the same extent as if the Repurchase Documents had not been executed.
Section 11.04 Waiver of Certain Laws. Seller agrees, to the extent permitted by Requirements of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Assets may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Buyer or such court may determine.
ARTICLE 12
INCREASED COSTS; CAPITAL ADEQUACY
Section 12.01 Market Disruption. If prior to any Pricing Period, Buyer determines that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Period, Buyer shall give prompt notice thereof to Seller, whereupon the Pricing Rate for such Pricing Period, and for all subsequent Pricing Periods until such notice has been withdrawn by Buyer, shall be the Alternative Rate.
Section 12.02 Illegality. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Repurchase Documents, (a) any commitment of Buyer hereunder to enter into new Transactions shall be terminated and the Funding Expiration Date shall be deemed to have occurred, (b) the Pricing Rate shall be converted automatically to the Alternative Rate on the last day of the then current Pricing Period or within such earlier period as may be required by Requirements of Law, and (c) if required by such adoption or change, the Maturity Date shall be deemed to have occurred.
Section 12.03 Breakfunding. Seller shall indemnify Buyer and hold Buyer harmless from any loss, cost or expense (including legal fees and expenses) which Buyer may sustain or incur arising from (a) the failure by Seller to terminate any Transaction after Seller has given a notice of termination pursuant to Section 3.05, (b) any payment to Buyer on account of the outstanding Repurchase Price, including a payment made pursuant to Section 3.05 but excluding a payment made pursuant to Section 5.02, on any day other than a Remittance Date (based on the assumption that Buyer funded its commitment with respect to the Transaction in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which Buyer deems appropriate and practical) (upon request, Buyer shall provide Seller with notice of the underlying calculation methodology), (c) any failure by Seller to sell Eligible Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with this Agreement, or (d) any conversion of the Pricing Rate to the Alternative Rate because the LIBO Rate is not available for any reason on a day which is not the last day of the then current Pricing Period. Notwithstanding the foregoing, in no event shall any amounts be payable under this Section 12.03 in connection with any voluntary and contractually permissible repurchase by Seller of a Purchased Asset from Buyer.
Section 12.04 Increased Costs. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made after the date of this Agreement (a) shall subject Buyer to any tax of any kind whatsoever with respect to the Repurchase Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for income taxes and any changes in the rate of tax on Buyer’s overall net income), (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer, or (c) shall impose on Buyer any other condition; and the result of any of the preceding clauses (a), (b) and (c) is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering into, continuing or maintaining Transactions, or to reduce any amount receivable under the Repurchase Documents in respect thereof, then, in any such case, Seller shall pay to Buyer such additional amount or amounts as reasonably necessary to fully compensate Buyer for such increased cost or reduced amount receivable.
Section 12.05 Capital Adequacy. If Buyer determines that the adoption of or any change in any Requirements of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation Controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made after the date of this Agreement has or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer in its discretion to be material, then, in any such case, Seller shall pay to Buyer such additional amount or amounts as reasonably necessary to fully compensate Buyer for such reduction.
Section 12.06 Withholding Taxes. (a) All payments made by Seller to Buyer or any other Indemnified Person under the Repurchase Documents and by Underlying Obligors with respect to the Purchased Assets shall be made free and clear of and without deduction or withholding for or on account of any taxes. If any taxes are required to be withheld from any amounts payable to Buyer and/or any other Indemnified Person, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any taxes (including any taxes on such increase) is not less than the amount that would have been paid absent such deduction or withholding provided, however, that Seller shall not be required to pay any Additional Amount to Buyer, any Eligible Assignee or any other Person that is not organized under the laws of the United States or any state thereof if Buyer or such Person fails to comply with Section 12.06(b). The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on Buyer and/or any other Indemnified Person, with respect to payments required to be made by Seller under the Repurchase Documents, by a taxing jurisdiction in which Buyer and/or any other Indemnified Person is organized, conducts business or is paying taxes (as the case may be). Promptly after Seller pays any taxes referred to in this Section 12.06, Seller will send Buyer appropriate evidence of such payment.
(b) If a Person acquires any of the rights and obligations of Buyer as an Eligible Assignee under this Agreement, and such Person is not organized under the laws of the United States, any state thereof or the District of Columbia (a “Non-U.S. Person”), such Non-U.S. Person shall deliver to Seller on or before the date on which such Person becomes a party to this Agreement, two duly completed and executed copies of, as applicable, IRS Form W-8BEN or IRS Form W-8ECI or any successor forms thereto designated as such by the IRS. If the Non-

U.S. Person is eligible for and wishes to claim exemption from or reduction in U.S. federal withholding tax through benefit of a treaty, such Person shall deliver a Form W-8ECI. If the Non-U.S. Person is eligible for and wishes to claim exemption from U.S. federal withholding tax under Section 871(h) or Section 881(c) of the Code with respect to payments of “portfolio interest,” such Person shall deliver both the Form W-8BEN and a statement certifying that such Person is not a bank, a “10 percent shareholder” or a “controlled foreign corporation” within the meaning of Section 881(c)(3) of the Code. If any previously delivered form or statement becomes inaccurate with respect to the Non-U.S. Person that delivered it, the Non-U.S. Person shall promptly notify Seller of this fact.
Section 12.07 Payment and Survival of Obligations. Buyer may at any time send Seller a notice showing the calculation of any amounts payable pursuant to this Article 12, and Seller shall pay such amounts to Buyer within ten (10) Business Days after Seller receives such notice. The obligations of Seller under this Article 12 shall apply to Eligible Assignees and Participants and survive the termination of the Repurchase Documents.
ARTICLE 13
INDEMNITY AND EXPENSES
Section 13.01 Indemnity.
(a) Seller shall release, defend, indemnify and hold harmless Buyer, Affiliates of Buyer and its and their respective officers, directors, shareholders, partners, members, owners, employees, agents, attorneys, Affiliates and advisors (each an “Indemnified Person” and collectively the “Indemnified Persons”), on a net after-tax basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (other than income taxes of Buyer), fees, costs, expenses (including legal fees and expenses), penalties or fines of any kind that may be imposed on, incurred by or asserted against such Indemnified Person (collectively, the “Indemnified Amounts”) in any way relating to, arising out of or resulting from or in connection with (i) the Repurchase Documents, the Mortgage Loan Documents, the Purchased Assets, the Transactions, any Underlying Mortgaged Property or related property, or any action taken or omitted to be taken by any Indemnified Person in connection with or under any of the foregoing, or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of any Repurchase Document or Transaction, (ii) any claims, actions or damages by an Underlying Obligor or lessee with respect to a Purchased Asset, (iii) any violation or alleged violation of, non–compliance with or liability under any Requirements of Law, (iv) ownership of, Liens on, security interests in or the exercise of rights or remedies under any of the items referred to in the preceding clause (i), (v) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Underlying Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vi) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Underlying Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vii) any failure by Seller to perform or comply with any Repurchase Document, Mortgage Loan Document or Purchased Asset, (viii) performance of any labor or services or the furnishing of any materials or other property in respect of any Underlying Mortgaged Property or Purchased

Asset, (ix) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Repurchase Document, Purchased Asset or Underlying Mortgaged Property, (x) any taxes attributable to the execution, delivery, filing or recording of any Repurchase Document, Mortgage Loan Document or any memorandum of any of the foregoing, (xi) any Lien or claim arising on or against any Purchased Asset or related Underlying Mortgaged Property under any Requirements of Law or any liability asserted against Buyer or any Indemnified Person with respect thereto, (xii) (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any property or Mortgaged Property by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor, (2) any presence of any Materials of Environmental Concern in, on, within, above, under, near, affecting or emanating from any Underlying Mortgaged Property, (3) the failure to timely perform any Remedial Work, (4) any past, present or future activity by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Underlying Mortgaged Property of any Materials of Environmental Concern at any time located in, under, on, above or affecting any Underlying Mortgaged Property, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Underlying Mortgaged Property by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien on any Underlying Mortgaged Property with regard to, or as a result of, any Materials of Environmental Concern or pursuant to any Environmental Law, or (7) any misrepresentation or failure to perform any obligations pursuant to any Repurchase Document or Mortgage Loan Document relating to environmental matters in any way, (xiii) the Term Sheet or any business communications or dealings between the Parties relating thereto, or (xiv) Seller’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 13.01, that, in each case, results from anything whatsoever other than any Indemnified Person’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non–appealable judgment. In any suit, proceeding or action brought by an Indemnified Person in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller shall defend, indemnify and hold such Indemnified Person harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or Underlying Obligor arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or Underlying Obligor from Seller. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Seller, an Indemnified Person or any other Person or any Indemnified Person is otherwise a party thereto and whether or not any Transaction is entered into.
(b) If for any reason the indemnification provided in this Section 13.01 is unavailable to the Indemnified Person or is insufficient to hold an Indemnified Person harmless, even though such Indemnified Person is entitled to indemnification under the express terms thereof, then Seller shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by such Indemnified Person on the one hand and Seller on the other hand, the relative fault of such Indemnified Person, and any other relevant equitable considerations.
(c) An Indemnified Person may at any time send Seller a notice showing the calculation of Indemnified Amounts, and Seller shall pay such Indemnified Amounts to such Indemnified Person within ten (10) Business Days after Seller receives such notice. The obligations of Seller under this Section 13.01 shall apply to Eligible Assignees and Participants and survive the termination of this Agreement.
Section 13.02 Expenses. Seller shall promptly on demand pay to or as directed by Buyer all third-party out-of-pocket costs and expenses (including legal, accounting and advisory fees and expenses) incurred by Buyer in connection with (a) the development, evaluation, preparation, negotiation, execution, consummation, delivery and administration of, and any amendment, supplement or modification to, or extension, renewal or waiver of, the Repurchase Documents and the Transactions, (b) any Asset or Purchased Asset, including due diligence, inspection, testing, review, recording, registration, travel custody, care, insurance or preservation, with the total amount of all such reimbursable costs and expenses otherwise due under this clause (b) not to exceed $50,000 per calendar year, (c) the enforcement of the Repurchase Documents or the payment or performance by Seller of any Repurchase Obligations, and (d) any actual or attempted sale, exchange, enforcement, collection, compromise or settlement relating to the Purchased Assets.
ARTICLE 14
INTENT
Section 14.01 The Parties intend (a) for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 91(47) of the Bankruptcy Code and a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 91 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Article 11 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “repurchase agreement” as that term is defined in Section 91(47)(A)(v) of the Bankruptcy Code, and (c) that Buyer (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Section 555, 559 or 362(b)(6) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” including (x) the rights, set forth in Article 10 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 10 and Section 18.17 and in Section 362(b)(6) of the Bankruptcy Code.

Section 14.02 The Parties acknowledge and agree that (a) Buyer’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Articles 10 and 11 and as otherwise provided in the Repurchase Documents is a contractual right to liquidate such Transactions as described in Section 555, 559 and 561 of the Bankruptcy Code.
Section 14.03 The Parties acknowledge and agree that if a Party is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
Section 14.04 The Parties acknowledge and agree that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
Section 14.05 The Parties expressly represent, warrant, acknowledge and agree that this Agreement constitutes a “master netting agreement” as defined in Section 91(38A) of the Bankruptcy Code.
ARTICLE 15
DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The Parties acknowledge that they have been advised and understand that:
(a) in the case of Transactions in which one of the Parties is a broker or dealer registered with the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 do not protect the other Party with respect to any Transaction;
(b) in the case of Transactions in which one of the Parties is a government securities broker or a government securities dealer registered with the Securities and Exchange Commission under Section 14C of the Securities Exchange Act of 1934, the Securities Investor Protection Act of 1970 will not provide protection to the other Party with respect to any Transaction;
(c) in the case of Transactions in which one of the Parties is a financial institution, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) in the case of Transactions in which one of the Parties is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.
ARTICLE 16
NO RELIANCE
Each Party acknowledges, represents and warrants to the other Party that, in connection with the negotiation of, entering into, and performance under, the Repurchase Documents and each Transaction:
(a) It is not relying (for purposes of making any investment decision or otherwise) on any advice, counsel or representations (whether written or oral) of the other Party, other than the representations expressly set forth in the Repurchase Documents;
(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based on its own judgment and on any advice from such advisors as it has deemed necessary and not on any view expressed by the other Party;
(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Repurchase Documents and each Transaction and is capable of assuming and willing to assume (financially and otherwise) those risks;
(d) It is entering into the Repurchase Documents and each Transaction for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation;
(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other Party and has not given the other Party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Repurchase Documents or any Transaction; and
(f) No partnership or joint venture exists or will exist as a result of the Transactions or entering into and performing the Repurchase Documents.
ARTICLE 17
SERVICING
This Article 17 shall apply to all Purchased Assets.

Section 17.01 Servicing Rights. The terms and provisions governing Servicing Rights under Section 17.01 are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.
Section 17.02 Accounts Related to Purchased Assets. All accounts directly related to the Purchased Assets shall be maintained at institutions in accordance with and pursuant to the terms and conditions of the existing agreements including, without limitation, this Agreement; provided, however, that if any institution in which such accounts are currently held is not reasonably acceptable to Buyer, then at Buyer’s request, Seller shall cause the Underlying Obligor to enter into the contractual arrangements with Buyer and Seller that are necessary in order to create a perfected security interest in favor of Buyer in all such accounts, including, without limitation, an Account Control Agreement in form and substance reasonably acceptable to Buyer in its sole discretion. Section 17.03 Servicing Reports. Seller shall deliver and cause Sub-Servicer to deliver to Buyer and Custodian a monthly remittance report on or before the 15th day of each month containing servicing information, including those fields reasonably requested by Buyer from time to time, on an asset-by-asset and in the aggregate, with respect to the Purchased Assets for the month (or any portion thereof) before the date of such report.
ARTICLE 18
MISCELLANEOUS
Section 18.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
Section 18.02 Submission to Jurisdiction; Service of Process. Each Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Repurchase Documents, or for recognition or enforcement of any judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the fullest extent permitted by applicable law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or the other Repurchase Documents shall affect any right that Buyer may otherwise have to bring any action or proceeding arising out of or relating to the Repurchase Documents against Seller or its properties in the courts of any jurisdiction. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to the Repurchase Documents in any court referred to above, and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 18.12. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 18.03 IMPORTANT WAIVERS.
(a) SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY BUYER OR ANY INDEMNIFIED PERSON.
(b) TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RELATED TO THE REPURCHASE DOCUMENTS, THE PURCHASED ASSETS, THE TRANSACTIONS, ANY DEALINGS OR COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF EITHER PARTY. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
(c) TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, SELLER HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PERSON, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION, INCLUDING ANY CLAIM OR ACTION ALLEGING GROSS NEGLIGENCE, RECKLESS DISREGARD, WILLFUL OR WONTON MISCONDUCT, FAILURE TO EXERCISE REASONABLE CARE OR FAILURE TO ACT IN GOOD FAITH. NO INDEMNIFIED PERSON SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY REPURCHASE DOCUMENT OR THE TRANSACTIONS.
(d) SELLER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BUYER OR AN INDEMNIFIED PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BUYER OR AN INDEMNIFIED PERSON WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 18.03 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL–ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE REPURCHASE DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.

(e) EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 18.03 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE REPURCHASE DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
(f) THE WAIVERS IN THIS SECTION 18.03 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE REPURCHASE DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(g) THE PROVISIONS OF THIS SECTION 18.03 SHALL SURVIVE TERMINATION OF THE REPURCHASE DOCUMENTS AND THE PAYMENT IN FULL OF THE OBLIGATIONS.
Section 18.04 Integration. The Repurchase Documents supersede and integrate all previous negotiations, contracts, agreements and understandings (whether written or oral) between the Parties relating to a sale and repurchase of Purchased Assets and the other matters addressed by the Repurchase Documents, and contain the entire final agreement of the Parties relating to the subject matter thereof.
Section 18.05 Single Agreement. Seller agrees that (a) each Transaction is in consideration of and in reliance on the fact that all Transactions constitute a single business and contractual relationship, and that each Transaction has been entered into in consideration of the other Transactions, (b) a default by it in the payment or performance of any its obligations under a Transaction shall constitute a default by it with respect to all Transactions, (c) Buyer may set off claims and apply properties and assets held by or on behalf of Buyer with respect to any Transaction against the Repurchase Obligations owing to Buyer with respect to other Transactions, and (d) payments, deliveries and other transfers made by or on behalf of Seller with respect to any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers with respect to all Transactions, and the obligations of Seller to make any such payments, deliveries and other transfers may be applied against each other and netted.
Section 18.06 Use of Employee Plan Assets. No assets of an employee benefit plan subject to any provision of ERISA shall be used by either Party in a Transaction.
Section 18.07 Survival and Benefit of Seller’s Agreements. The Repurchase Documents and all Transactions shall be binding on and shall inure to the benefit of the Parties and their successors and permitted assigns. All of Seller’s representations, warranties, agreements and indemnities in the Repurchase Documents shall survive the termination of the

Repurchase Documents and the payment in full of the Repurchase Obligations, and shall apply to and benefit Eligible Assignees and Participants. No other Person shall be entitled to any benefit, right, power, remedy or claim under the Repurchase Documents.
Section 18.08 Assignments and Participations.
(a) Seller shall not sell, assign or transfer any of its rights or the Repurchase Obligations under this Agreement without the prior written consent of Buyer in its discretion, and any attempt by Seller to do so without such consent shall be null and void.
(b) Buyer may at any time, without the consent of or notice to Seller, sell participations to any Person (other than a natural person or Seller or any Affiliate of Seller) (a “Participant”) in up to forty-nine percent (49%) (in the aggregate, in one or more transactions, including any assignments under Section 18.08(c)) of Buyer’s rights and/or obligations under the Repurchase Documents; provided, that (i) Buyer’s obligations and Seller’s rights and obligations under the Repurchase Documents shall remain unchanged, (ii) Buyer shall remain solely responsible to Seller for the performance of such obligations, and (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Repurchase Documents. No Participant shall have any right to approve any amendment, waiver or consent with respect to any Repurchase Document, except to the extent that the Repurchase Price or Price Differential of any Purchased Asset would be reduced or the Repurchase Date of any Purchased Asset would be postponed. Each Participant shall be entitled to the benefits of Article 12 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c), but shall not be entitled to receive any greater payment thereunder than Buyer would have been entitled to receive with respect to the participation sold to such Participant. To the extent permitted by Requirements of Law, each Participant shall be entitled to the benefits of Sections 10.02(j) and 18.17 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c).
(c) Buyer may at any time, upon notice to Seller, sell and assign to any Eligible Assignee up to forty-nine percent (49%) (in the aggregate, in one or more transactions, and including any participations under Section 18.08(b)) of the rights and obligations of Buyer under the Repurchase Documents. Each such assignment shall be made pursuant to an Assignment and Acceptance substantially in the form of Exhibit F (an “Assignment and Acceptance”). From and after the effective date of such Assignment and Acceptance, (i) such Eligible Assignee shall be a Party and, to the extent provided therein, have the rights and obligations of Buyer under the Repurchase Documents with respect to the percentage and amount of the Repurchase Price allocated to it; provided that Buyer shall remain solely responsible to Seller for the performance of Buyer’s obligations under the Repurchase Documents, (ii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Repurchase Documents, and (iii) Buyer will give prompt written notice thereof (including identification of the Eligible Assignee and the amount of Repurchase Price allocated to it) to each Party (but Buyer shall not have any liability for any failure to timely provide such notice). Any sale or assignment by Buyer of rights or obligations under the Repurchase Documents that does not comply with this Section 18.08(c) shall be treated for purposes of the Repurchase Documents as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 18.08(b).

(d) Seller shall cooperate with Buyer in connection with any such sale and assignment of participations or assignments and shall enter into such restatements of, and amendments, supplements and other modifications to, the Repurchase Documents to give effect to any such sale or assignment; provided, that none of the foregoing shall change any economic or other material term of the Repurchase Documents in a manner adverse to Seller without the consent of Seller in its discretion.
Section 18.09 Ownership and Hypothecation of Purchased Assets. Title to all Purchased Assets shall pass to and vest in Buyer on the applicable Purchase Dates and, subject to the terms of the Repurchase Documents, Buyer or its designee shall have free and unrestricted use of all Purchased Assets and be entitled to exercise all rights, privileges and options relating to the Purchased Assets as the owner thereof, including rights of subscription, conversion, exchange, substitution, voting, consent and approval, and to direct any servicer or trustee. Buyer or its designee may engage in repurchase transactions with the Purchased Assets or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate the Purchased Assets, all on terms that Buyer may determine in its discretion; provided, that no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to Seller on the applicable Repurchase Dates free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim.
Section 18.10 Confidentiality. All information regarding the terms set forth in any of the Repurchase Documents or the Transactions shall be kept confidential and shall not be disclosed by either Party to any Person except (a) to the Affiliates of such Party or its or their respective directors, officers, employees, agents, advisors and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either Party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Repurchase Documents, Purchased Assets or Underlying Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) to any actual or prospective Participant or Eligible Assignee which agrees to comply with this Section 18.10; provided, that no such disclosure made with respect to any Repurchase Document shall include a copy of such Repurchase Document to the extent that a summary would suffice, but if it is necessary for a copy of any Repurchase Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.
Section 18.11 No Implied Waivers. No failure on the part of Buyer to exercise, or delay in exercising, any right or remedy under the Repurchase Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy thereunder preclude any further exercise thereof or the exercise of any other right. The rights and remedies in the Repurchase Documents are cumulative and not exclusive of any rights and remedies provided by law. Application of the Default Rate after an Event of Default shall not be deemed to constitute a waiver of any Event of Default or Buyer’s rights and remedies with respect thereto, or a consent to any extension of time for the payment or performance of any obligation with respect to which the Default Rate is applied. Except as otherwise expressly provided in the Repurchase Documents, no amendment, waiver or other modification of any provision of the Repurchase Documents shall be effective without the signed agreement of Seller and Buyer.

Any waiver or consent under the Repurchase Documents shall be effective only if it is in writing and only in the specific instance and for the specific purpose for which given.
Section 18.12 Notices and Other Communications. Unless otherwise provided in this Agreement, all notices, consents, approvals, requests and other communications required or permitted to be given to a Party hereunder shall be in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email if also sent by one of the foregoing, to the address for such Party specified in Annex I or such other address as such Party shall specify from time to time in a notice to the other Party. Any of the foregoing communications shall be effective when delivered or upon the first attempted delivery on a Business Day. A Party receiving a notice that does not comply with the technical requirements of this Section 18.12 may elect to waive any deficiencies and treat the notice as having been properly given.
Section 18.13 Counterparts; Electronic Transmission. Any Repurchase Document may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.
Section 18.14 No Personal Liability. No administrator, incorporator, Affiliate, owner, member, partner, stockholder, officer, director, employee, agent or attorney of Buyer, any Indemnified Person, Seller, any Intermediate Starwood Entity or Guarantor, as such, shall be subject to any recourse or personal liability under or with respect to any obligation of Buyer, Seller, any Intermediate Starwood Entity or Guarantor under the Repurchase Documents, whether by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed that the obligations of Buyer, Seller and Guarantor under the Repurchase Documents are solely their respective corporate, limited liability company or partnership obligations, as applicable, and that any such recourse or personal liability is hereby expressly waived. This Section 18.14 shall survive the termination of the Repurchase Documents.
Section 18.15 Protection of Buyer’s Interests in the Purchased Assets; Further Assurances.
(a) Seller shall cause the Repurchase Documents and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of Buyer to the Purchased Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect such right, title and interest. Seller shall deliver to Buyer file–stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. Seller shall execute any and all documents reasonably required to fulfill the intent of this Section 18.15.
(b) Seller will promptly at its expense execute and deliver such instruments and documents and take such other actions as Buyer may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce Buyer’s rights and remedies under and with respect to the Repurchase Documents, the Transactions and the Purchased Assets.

(c) If Seller fails to perform any of its Repurchase Obligations promptly after written request from Buyer, Buyer may (but shall not be required to) perform or cause to be performed such Repurchase Obligation, and the costs and expenses incurred by Buyer in connection therewith shall be payable by Seller. Without limiting the generality of the foregoing, if Seller shall fail to do so promptly after written request from Buyer, Seller authorizes Buyer, at the option of Buyer and the expense of Seller, at any time and from time to time, to take all actions and pay all amounts that Buyer deems necessary or appropriate to protect, enforce, preserve, insure, service, administer, manage, perform, maintain, safeguard, collect or realize on the Purchased Assets and Buyer’s Liens and interests therein or thereon and to give effect to the intent of the Repurchase Documents. No Default or Event of Default shall be cured by the payment or performance of any Repurchase Obligation by Buyer on behalf of Seller. Buyer may make any such payment in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax Lien, title or claim except to the extent such payment is being contested in good faith by Seller in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.
(d) Without limiting the generality of the foregoing, Seller will no earlier than six (6) or later than three (3) months before the fifth (5th) anniversary of the date of filing of each UCC financing statement filed in connection with any Repurchase Document or any Transaction, (i) deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement, and (ii) deliver or cause to be delivered to Buyer an opinion of counsel, in form and substance reasonably satisfactory to Buyer, confirming and updating the opinion delivered pursuant to Section 6.01(a) with respect to perfection and otherwise to the effect that the security interests hereunder continue to be enforceable and perfected security interests, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.
(e) Except as provided in the Repurchase Documents, the sole duty of Buyer, Custodian or any other designee or agent of Buyer with respect to the Purchased Assets shall be to use reasonable care in the custody, use, operation and preservation of the Purchased Assets in its possession or control. Buyer shall incur no liability to Seller or any other Person for any act of Governmental Authority, act of God or other destruction in whole or in part or negligence or wrongful act of custodians or agents selected by and supervised by Buyer with reasonable care, or Buyer’s failure to provide adequate protection or insurance for the Purchased Assets. Buyer shall have no obligation to take any action to preserve any rights of Seller in any Purchased Asset against prior parties, and Seller hereby agrees to take such action. Buyer shall have no obligation to realize upon any Purchased Asset except through proper application of any distributions with respect to the Purchased Assets made directly to Buyer or its agent(s). So long as Buyer and Custodian shall act in good faith in their handling of the Purchased Assets, Seller waives or is deemed to have waived the defense of impairment of the Purchased Assets by Buyer and Custodian.
Section 18.16 Default Rate. To the extent permitted by Requirements of Law, Seller shall pay interest at the Default Rate on the amount of all Repurchase Obligations not paid when due under the Repurchase Documents until such Repurchase Obligations are paid or satisfied in full.
Section 18.17 Set-off. In addition to any rights now or hereafter granted under the Repurchase Documents, Requirements of Law or otherwise, Seller, on behalf of itself and Guarantor, hereby grants to Buyer and each Indemnified Person, to secure repayment of the Repurchase Obligations, a right of set-off upon any and all of the following: monies, securities, collateral or other property of Seller and Guarantor and any proceeds from the foregoing, now or hereafter held or received by Buyer, any Affiliate of Buyer or any Indemnified Person, for the account of Seller or Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Seller or Guarantor at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Seller or Guarantor and to set–off against any Repurchase Obligations or Indebtedness owed by Seller or Guarantor and any Indebtedness owed by Buyer or any Affiliate of Buyer to Seller or Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Repurchase Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer, any Affiliate of Buyer or any Indemnified Person to or for the credit of any Seller or Guarantor, without prejudice to Buyer’s right to recover any deficiency. Each of Buyer, each Affiliate of Buyer and each Indemnified Person is hereby authorized upon any amount becoming due and payable by Seller or Guarantor to Buyer or any Indemnified Person under the Repurchase Documents, the Repurchase Obligations or otherwise or upon the occurrence of an Event of Default, without notice to Seller or Guarantor, any such notice being expressly waived by Seller and Guarantor to the extent permitted by any Requirements of Law, to set–off, appropriate, apply and enforce such right of set–off against any and all items hereinabove referred to against any amounts owing to Buyer or any Indemnified Person by Seller or Guarantor under the Repurchase Documents and the Repurchase Obligations, irrespective of whether Buyer, any Affiliate of Buyer or any Indemnified Person shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency. Seller and Guarantor shall be deemed directly indebted to Buyer and the other Indemnified Persons in the full amount of all amounts owing to Buyer and the other Indemnified Parties by Seller and Guarantor under the Repurchase Documents and the Repurchase Obligations, and Buyer and the other Indemnified Persons shall be entitled to exercise the rights of set–off provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR OTHER INDEMNIFIED PERSONS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS OR OTHER INDEMNIFIED PERSONS UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET–OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER AND GUARANTOR.
Buyer or any Indemnified Person shall promptly notify the affected Seller or Guarantor after any such set–off and application made by Buyer or such Indemnified Person, provided that the failure to give such notice shall not affect the validity of such set–off and application. If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant Party accounting to the other Party when the amount or obligation is ascertained. Nothing in this Section 18.17 shall be effective to create a charge or other security interest. This Section 18.17 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.
Section 18.18 Seller’s Waiver of Setoff. Seller hereby waives any right of setoff it may have or to which it may be or become entitled under the Repurchase Documents or otherwise against Buyer, any Affiliate of Buyer, any Indemnified Person or their respective assets or properties.
Section 18.19 Periodic Due Diligence Review. Buyer may perform continuing due diligence reviews with respect to the Purchased Assets, Seller and Affiliates of Seller, including ordering new third party reports, for purposes of, among other things, verifying compliance with the representations, warranties, covenants, agreements, duties, obligations and specifications made under the Repurchase Documents or otherwise. Upon reasonable prior notice to Seller, unless a Default or Event of Default exists, in which case no notice is required, Buyer or its representatives may during normal business hours inspect any properties and examine, inspect and make copies of the books and records of Seller and Affiliates of Seller, the Mortgage Loan Documents and the Servicing Files. Seller shall make available to Buyer one or more knowledgeable financial or accounting officers and representatives of the independent certified public accountants of Seller for the purpose of answering questions of Buyer concerning any of the foregoing. Seller shall cause Servicer and Sub-Servicer to cooperate with Buyer by permitting Buyer to conduct due diligence reviews of the Servicing Files. Buyer may purchase Purchased Assets from Seller based solely on the information provided by Seller to Buyer in the Underwriting Materials and the representations, warranties, duties, obligations and covenants contained herein, and Buyer may at any time conduct a partial or complete due diligence review on some or all of the Purchased Assets, including ordering new credit reports and new appraisals on the Underlying Mortgaged Properties and otherwise re-generating the information used to originate and underwrite such Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a mutually acceptable third-party underwriter to do so.
Section 18.20 Time of the Essence. Time is of the essence with respect to all obligations, duties, covenants, agreements, notices or actions or inactions of Seller under the Repurchase Documents.
Section 18.21 Patriot Act Notice. Buyer hereby notifies Seller that Buyer is required by the Patriot Act to obtain, verify and record information that identifies Seller.
Section 18.22 Successors and Assigns; No Third Party Beneficiaries. Subject to the foregoing, the Repurchase Documents and any Transactions shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Nothing in the Repurchase Documents, express or implied, shall give to any Person other than the Parties any benefit or any legal or equitable right, power, remedy or claim under the Repurchase Documents.
Section 18.23 Right of First Offer: Guarantor shall provide Buyer with a right of first offer, which will expire by its terms on the first anniversary of the Closing Date, with respect to any refinancing of the Facility or the initial secured credit or master repurchase facility of Guarantor (a “Qualified Financing”). If Seller or Guarantor wishes to obtain a Qualified

Financing, Guarantor shall send written notice thereof to Buyer describing the general parameters of the Qualified Financing that it is seeking. If Buyer wishes to offer to provide such Qualified Financing, Buyer shall deliver a term sheet setting forth all of the material terms for such Qualified Financing it would be willing to provide within ten (10) Business Days after receipt of Guarantor’s notice. If Buyer does not deliver a term sheet within such ten (10) Business Day period or, if Buyer delivers such term sheet, but Buyer and Guarantor are unable to agree on such terms, each in its sole discretion, within ten (10) Business Days after delivery of such term sheet by Buyer, then Seller, Guarantor and/or its Affiliates may obtain such Qualified Financing from another lender at any time thereafter and neither Buyer nor its Affiliates shall have any right to provide such Qualified Financing, so long as the terms for such Qualified Financing provided by the third party lender are not materially less favorable to Seller, Guarantor and/or its Affiliates than those offered by Buyer in its term sheet.
[ONE OR MORE UNNUMBERED SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SELLER:

STARWOOD PROPERTY MORTGAGE
SUB-1, L.L.C., a Delaware limited liability company

By:
Its:
Title:

BUYER:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, a national banking association

By:
Its:
Title: